    As filed with the Securities and Exchange Commission on August 26, 1996
                                                  Registration No. 333-06873
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.   20549

                                AMENDMENT NO. 2
                                      TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                      EQUITY RESIDENTIAL PROPERTIES TRUST
             (Exact Name of Registrant as Specified in Its Charter)


           Maryland                                      36-3877868
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
Incorporation or Organization)

                      Two North Riverside Plaza, Suite 450
                            Chicago, Illinois  60606
                                 (312) 474-1300

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                              Douglas Crocker II
                    President and Chief Executive Officer
                     Two North Riverside Plaza, Suite 600
                           Chicago, Illinois 60606
                                (312) 474-1300

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                    Copy to:
                            Sheli Z. Rosenberg, Esq.
                           Ruth Pinkham Haring, Esq.
                         Rosenberg & Liebentritt, P.C.
                     Two North Riverside Plaza, Suite 1515
                            Chicago, Illinois  60606

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after the effective date of this Registration Statement and from time to time as determined by market conditions.

  If the only securities being registered on this Form are being offered pursuant to distribution or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with distribution or interest reinvestment plans, please check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED WITHOUT THE DELIVERY OF A FINAL PROSPECTUS SUPPLEMENT AND PROSPECTUS. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  PRELIMINARY PROSPECTUS DATED AUGUST 26, 1996
                             SUBJECT TO COMPLETION

PROSPECTUS
- ----------
                                 608,665 SHARES

                      EQUITY RESIDENTIAL PROPERTIES TRUST

                      COMMON SHARES OF BENEFICIAL INTEREST

     This Prospectus relates to (i) the possible issuance by Equity Residential Properties Trust (the "Company") of up to 608,665 common shares (the "Exchange Shares") of beneficial interest, $.01 par value per share ("Common Shares"), of the Company if, and to the extent that (subject to the discretion of the Company), holders of up to 608,665 outstanding partnership interests ("OP Units") in ERP Operating Limited Partnership (the "Operating Partnership"), of which the Company is the sole general partner and owns a controlling interest, exchange such OP Units for Common Shares; and (ii) the offer and sale from time to time of up to 608,665 Exchange Shares by the holders thereof following the potential issuance of such Exchange Shares upon the exchange of up to 608,665 OP Units to the holders thereof, if and to the extent such holders exchange such OP Units for the Exchange Shares. The Company is registering the Exchange Shares as required under the terms of a registration rights and lock-up agreement dated June 15, 1995 (the "Registration Rights Agreement") between the Company and the holders of the OP Units exchangeable for the Exchange Shares (collectively, the "Selling Shareholders"). The registration of the Exchange Shares does not necessarily mean that any of the Exchange Shares will be offered or sold by the Selling Shareholders. The Company will receive no part of the proceeds of the sales of the Exchange Shares. See "Selling Shareholders" and "Plan of Distribution."

     The Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "EQR." To ensure that the Company maintains its qualification as a real estate investment trust (a "REIT"), ownership by any person is limited to 5% of the lesser of the number or value of outstanding Common Shares, with certain exceptions. See "Description of Shares of Beneficial Interest -- Common Shares--Restrictions on Transfer." The closing sales price of the Common Shares as reported by the NYSE on August 22, 1996 was $35 per share.

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS," BEGINNING ON PAGE 4.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
              OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

         THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
                ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY
                  REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     The Selling Shareholders may from time to time offer and sell all or a portion of the Exchange Shares in transactions on the NYSE, in the over-the-counter market, on any other national securities exchange on which the Common Shares are listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then-current market price or at negotiated prices. The Exchange Shares may be sold directly or through agents or broker-dealers acting as principal or agent, or in block trades or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in this Prospectus under the caption "Plan of Distribution" or an accompanying Prospectus Supplement. Each of the Selling Shareholders reserves the right to accept or reject, in whole or in part, any proposed purchase of the Exchange Shares to be made directly or through agents. The Selling Shareholders and any agents or broker-dealers participating in the distribution of the Exchange Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the sale of Exchange Shares by the Selling Shareholders and any commissions received by any such agents or broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act. The Company will not receive any of the proceeds from the sale of any Exchange Shares by the Selling Shareholders.

                THE DATE OF THIS PROSPECTUS IS AUGUST    , 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Shares are listed on the New York Stock Exchange under the symbol "EQR" and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act, with respect to the Exchange Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Exchange Shares, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

     a. The Company's Annual Report on Form 10-K, as amended by Form 10-K/A (filed on August 26, 1996), for the year ended December 31, 1995.

     b. The Company's Amended and Restated Declaration of Trust (the "Declaration of Trust") filed as Exhibit 3(i) to the Company's Quarterly Report on Form 10-Q for the three and six month periods ended June 30, 1995.

     c. The Company's Amended and Restated Bylaws, filed as an exhibit to the Company's Registration Statement on Form S-11, No. 33-63158 dated July 26, 1993, as amended.

     d. The Company's definitive proxy statement dated March 29, 1996 relating to the annual meeting of shareholders held on May 10, 1996.

     e. The description of the Company's Common Shares contained in the Company's Registration Statement on Form S-11, No. 33-80420, dated July 20, 1994, as amended.

     f. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996.

     g. The Company's Current Reports on Form 8-K dated September 21, 1995 (as amended by Forms 8-K/A filed on October 25, 1995 and October 30, 1995, respectively), January 22, 1996, January 25, 1996, February 5, 1996, March 1, 1996, May 15, 1996, May 23, 1996, May 24, 1996 and August 8,
          1996 and the Company's Current Reports on Form 8-K/A dated March 1, 1996 and May 23, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Exchange Shares to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in the Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any applicable Prospectus Supplement relating to a specific offering of Exchange Shares, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request. Requests should be directed to Equity Residential Properties Trust, Two North Riverside Plaza, Chicago, Illinois 60606, Attention: Cynthia McHugh (telephone number: (312) 474-
1300).

     As used herein, the term "Company" includes Equity Residential Properties Trust and those entities owned or controlled by it (collectively, the "Subsidiaries"), unless the context indicates otherwise.


                                  THE COMPANY
GENERAL

     Equity Residential Properties Trust is a self-administered and self-managed equity REIT. The Company was organized in March 1993 and commenced operations on August 18, 1993 upon completion of its initial public offering (the "IPO"). The Company was formed to continue the multifamily residential business objectives and acquisition strategies of certain affiliated entities controlled by Mr. Samuel Zell, Chairman of the Board of Trustees of the Company. These entities had been engaged in the acquisition, ownership and operation of multifamily residential properties since 1969. The Company's senior executives average over 23 years of experience in the multifamily property business.

     The Company is the largest publicly traded REIT owner of multifamily properties (based on the number of apartment units owned and total revenues earned). As of August 1, 1996, the Company owned or had interests in a portfolio of 219 multifamily properties (individually a "Property" and collectively, the "Properties") containing 65,640 units and managed approximately 14,000 additional units owned by affiliated entities. Since the Company's IPO, at which time the Company owned 69 Properties, the Company has acquired, directly or indirectly, interests in an additional 158 Properties containing 46,840 units for a total purchase price of approximately $2.1 billion, including the assumption of $481 million of mortgage indebtedness. Since the IPO, the Company has disposed of eight of its properties containing 2,925 units for a total sales price of approximately $62.2 million and the release of mortgage indebtedness in the amount of $20.5 million. The Company's interest in six of the Properties consists solely of ownership of the debt collateralized by such Properties and in 21 of the Properties consists solely of investments in partnership interests and subordinated mortgages collateralized by such Properties. The Properties are located throughout the United States in the following 30 states: Arizona, Arkansas, California, Colorado, Florida, Georgia, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Michigan, Missouri, New Hampshire, New Jersey, New Mexico, Nevada, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and Washington.

     All of the Company's interests in the Properties are held directly or indirectly by, and substantially all of its operations relating to the Properties are conducted through, the Operating Partnership. The Operating Partnership currently has three classes of limited partnership interests outstanding: OP Units, which may be exchanged by the holders thereof for either Common Shares on a one-for-one basis or, at the Company's option, cash; 9 3/8% Cumulative Redeemable Preference Units ("9 3/8% Preference Units") which are owned by the Company and mirror the payments of distributions, including accrued and unpaid distributions upon redemption, and the liquidation preference amount of the Company's 9 3/8% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest ($.01 par value per share) (liquidation preference $25.00 per share) (the "Series A Preferred Shares"); and 9 1/8% Cumulative Redeemable Preference Units ("9 1/8% Preference Units") which are owned by the Company and mirror the payments of distributions, including accrued and unpaid distributions upon redemption, and the liquidation preference amount of the Company's 9 1/8% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest ($.01 par value per share) (liquidation preference $250.00 per share) (the "Series B Preferred Shares"). The Company controls the Operating Partnership as the sole general partner and, as of August 1, 1996, owned approximately 83% of all of the Operating Partnership's outstanding OP Units.

     The Company's corporate headquarters and executive offices are located at Two North Riverside Plaza, Suite 450, Chicago, Illinois 60606, and its telephone number is (312) 474-1300. In addition, the Company has regional operations centers in Chicago, Illinois; Dallas, Texas; Denver, Colorado; Seattle, Washington; Tampa, Florida and Bethesda, Maryland, and area offices in Atlanta, Georgia; Las Vegas, Nevada; Phoenix, Arizona; Portland, Oregon; San Antonio, Texas; Irvine, California; Raleigh, North Carolina; and Ft. Lauderdale, Florida.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the issuance of the Exchange Shares to the Selling Shareholders nor from any sales of the Exchange Shares by the Selling Shareholders. All reasonable costs and expenses incurred in connection with the registration under the Securities Act of the offering made hereby will be paid by the Selling Shareholders, excluding compensation of employees of the Company or expenses incurred in connection with documents incorporated herein by reference.

                                  RISK FACTORS

     Prospective investors should carefully consider, among other factors, the matters described below prior to making an investment decision regarding the Exchange Shares offered hereby.

TAX CONSEQUENCES OF EXCHANGE OF OP UNITS

     The exercise by limited partner holders of OP Units (each, a "Limited Partner") of his or its right to require the exchange of his or its OP Units will be treated for tax purposes as a sale of the OP Units by the Limited Partner. Such a sale will be fully taxable to the exchanging Limited Partner and such exchanging Limited Partner will be treated as realizing for tax purposes an amount equal to the sum of the cash or the value of the Common Shares received in the exchange plus the amount of the Operating Partnership nonrecourse liabilities allocable to the exchanged OP Units at the time of the exchange. It is possible that the amount of gain recognized (or even the tax liability resulting from such gain) could exceed the amount of cash and the value of other property (e.g., Exchange Shares) received upon such disposition. See "Exchange of OP Units - Tax Consequences of Exchange." In addition, the ability of the Limited Partner to sell a substantial number of Exchange Shares in order to raise cash to pay tax liabilities associated with exchange of OP Units may be restricted due to the Company's relatively low trading volume, and, as a result of fluctuations in the share price, the price the Limited Partner receives for such Exchange Shares may not equal the value of his or her OP Units at the time of exchange.

POTENTIAL CHANGE IN INVESTMENT UPON EXCHANGE OF OP UNITS

     If a Limited Partner exercises the right to require the exchange of his or her OP Units, such Limited Partner may receive cash or Common Shares of the Company in exchange for the OP Units. If the Limited Partner receives cash, the Limited Partner will no longer have any interest in the Company and will not benefit from any subsequent increases in share price and will not receive any future distributions from the Company (unless the Limited Partner currently owns or acquires in the future additional Common Shares or OP Units). If the Limited Partner receives Common Shares, the Limited Partner will become a shareholder of the Company rather than a holder of OP Units in the Operating Partnership. Although the nature of an investment in Common Shares is substantially equivalent economically to an investment in OP Units in the Operating Partnership, there are some differences between ownership of OP Units and ownership of Common Shares relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and federal income taxation. These differences, some of which may be material to investors, are discussed in "Exchange of OP Units - Comparison of Ownership of OP Units and Common Shares."

ADVERSE CONSEQUENCES OF DEBT FINANCING AND PREFERRED SHARES

     General Risks. As of June 30, 1996, the Properties were subject to approximately $667.8 million of mortgage indebtedness and the Company's total debt equaled approximately $1.04 billion, $151.5 million of which was floating rate debt. Subsequent to June 30, 1996, the Operating Partnership issued $150 million aggregate principal amount of 7.57% Notes due August 15, 2026 pursuant to a public debt offering in August 1996 (the "Debt Offering"). In addition, in June 1995, the Company issued 6,120,000 Series A Preferred Shares pursuant to a preferred share offering and in November 1995, the Company issued 5,000,000 Depositary Shares each representing a 1/10 fractional interest in a Series B Preferred Share pursuant to a depositary share offering (collectively, the "Preferred Share Offerings"). The Company used the proceeds from the Debt Offering and the Preferred Share Offerings to repay indebtedness and to acquire additional Properties. The Company is subject to the risks normally associated with debt or preferred equity financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness may not be refinanced or that the terms of such refinancing will not be as favorable as the terms of current indebtedness and the risk that necessary capital expenditures for such purposes as renovations and other improvements may not be financed on favorable terms or at all. If the Company were unable to refinance its indebtedness on acceptable terms, or at all, the Company might be forced to dispose of one or more of the Properties on disadvantageous terms, which might result in losses to the Company and might adversely affect the cash available for distributions to shareholders. If interest rates or other factors at the time of the refinancing result in higher interest rates upon refinancing, the Company's interest expense would increase, which would affect the Company's ability to make distributions to its shareholders. Furthermore, if a Property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the mortgagee could foreclose upon the Property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of income and asset value to the Company. Foreclosures could also create taxable income without accompanying cash proceeds, thereby hindering the Company's ability to meet the REIT distribution requirements of the Internal Revenue Code of 1986, as amended (the "Code").

     Restrictions on the Company's Activities. $500 million of the Company's debt was issued pursuant to two different indentures (the "Indentures") which restrict the amount of indebtedness (including acquisition financing) the Company may incur. Accordingly, in the event that the Company is unable to raise additional equity or borrow money because of the debt restrictions in the indentures, the Company's ability to acquire additional properties may be limited. If the Company is unable to acquire additional properties, its ability to increase the distributions with respect to Common Shares, as it has done in the past, will be limited to management's ability to increase funds from operations, and thereby cash available for distributions, from the existing Properties in the Company's portfolio.

     Bond Compliance Requirements. The Company owns 17 Properties that are subject to restrictive covenants or deed restrictions relating to current or previous tax-exempt bond financing and owns the bonds collateralized by six additional Properties. The Company has retained an independent outside consultant to monitor compliance with the restrictive covenants and deed restrictions that affect these Properties. The bond compliance requirements may have the effect of limiting the Company's income from these Properties in the event the Company is required to lower its rental rates to attract low or moderate income tenants, or eligible/qualified tenants.

CONTROL AND INFLUENCE BY SIGNIFICANT SHAREHOLDERS

     As of August 1, 1996, Mr. Zell, certain of the current holders (the "Zell Holders") of certain OP Units issued at the time of the IPO ("Original OP Units") to certain affiliates of Mr. Zell which contributed 33 of the Properties at the time of the IPO (the "Zell Original Owners"), Equity Properties Management Corp. ("EPMC") and other affiliates of Mr. Zell owned in the aggregate approximately 8.95% of the Common Shares (assuming that all of the partnership interests in the Operating Partnership are exchanged for Common Shares), and certain entities controlled by Starwood Capital Partners L.P. ("Starwood") and its affiliates which contributed 23 of the Properties at the time of the IPO (the "Starwood Original Owners") owned in the aggregate approximately 6.37% of the Common Shares (assuming that all of the partnership interests in the Operating Partnership are exchanged for Common Shares). The Starwood Original Owners, together with the Zell Original Owners, shall be referred to collectively as the "Original Owners." The Company has options outstanding to purchase approximately 2.4 million Common Shares which it has granted to certain officers, employees and trustees of the Company and consultants to the Company, some of whom are affiliated with Mr. Zell, representing in the aggregate approximately 4.4% of the Common Shares (assuming that all such options are exercised for Common Shares and all of the outstanding partnership interests in the Operating Partnership are exchanged for Common Shares). Further, the consent of affiliates of Mr. Zell who are Zell Holders and of the Starwood Original Owners is required for certain amendments to the Operating Partnership's Fourth Amended and Restated ERP Operating Limited Partnership Agreement of Limited Partnership (the "Partnership Agreement"). Accordingly, Mr. Zell and the Starwood Original Owners may continue to have substantial influence over the Company, which influence might not be consistent with the interests of other shareholders, and on the outcome of any matters submitted to the Company's shareholders for approval. In addition, although there is no current agreement, understanding or arrangement for these shareholders to act together on any matter, these shareholders would be in a position to exercise significant influence over the affairs of the Company if they were to act together in the future.

POTENTIAL ENVIRONMENTAL LIABILITY AFFECTING THE COMPANY

     Under various Federal, state and local environmental laws, ordinances and regulations, an owner of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. These laws often impose environmental liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure properly to remediate such substances, may adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain laws impose liability for release of asbestos-containing materials ("ACMs") into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company or the Subsidiaries, as the case may be, may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property.

     All of the Properties have been the subject of a Phase I or similar environmental assessment (which involves general inspections without soil sampling or ground water analysis and generally without radon testing) completed by qualified independent environmental consultant companies. All of the environmental assessments were conducted within the last five years and were obtained prior to the acquisition by the Company of each of the Properties. These environmental assessments have not revealed, nor is the Company aware of, any environmental liability that the Company's management believes would have a material adverse effect on the Company's business, results of operations, financial condition or liquidity.

     No assurance can be given that existing environmental assessments with respect to any of the Properties reveal all environmental liabilities, that any prior owner of a Property did not create any material environmental condition not known to the Company, or that a material environmental condition does not otherwise exist as to any one or more Properties.

REAL ESTATE INVESTMENT CONSIDERATIONS

     General. Income from real property investments and the Company's resulting ability to make expected distributions to shareholders may be adversely affected by the general economic climate, local conditions such as oversupply of apartment units or a reduction in demand for apartment units in the area, the attractiveness of the Properties to tenants, zoning or other regulatory restrictions, the ability of the Company to provide adequate maintenance and insurance, and increased operating costs (including insurance premiums and real estate taxes). The Company's income would also be adversely affected if tenants were unable to pay rent or the Company were unable to rent apartment units on favorable terms. If the Company were unable to promptly relet or renew the leases for a significant number of apartment units, or if the rental rates upon such renewal or reletting were significantly lower than expected rates, then the Company's funds from operations and ability to make expected distributions to shareholders may be adversely affected. In addition, certain expenditures associated with each equity investment (such as real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the investment. Furthermore, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions.

     Changes in Laws. Increases in real estate taxes and income, service or other taxes generally are not passed through to tenants under existing leases and may adversely affect the Company's funds from operations and its ability to make distributions to shareholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures, which would adversely affect the Company's funds from operations and its ability to make distributions to shareholders.

OWNERSHIP LIMIT AND LIMITS ON CHANGES IN CONTROL

     5% Ownership Limit; Inapplicability to Mr. Zell and Others. In order to maintain its qualification as a REIT under the Code, not more than 50% of the value of the outstanding shares of beneficial interest of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). Certain beneficial owners of the Zell Holders affiliated with Mr. Zell and EPMC (i.e., beneficiaries of trusts established for the benefit of Mr. Zell and his family and trusts established for the benefit of the family of Mr. Robert Lurie, a deceased partner of Mr. Zell (the "Lurie Family Trusts")) and of the Starwood Original Owners (through their potential ownership rights of Common Shares) together constitute four individuals for purposes of this test and, under the Internal Revenue Service's (the "Service") rules applicable to determining percentages of ownership, will be deemed to own approximately 14% of the value of the outstanding shares of beneficial interest of the Company. Due to such concentration of ownership of the Company, ownership of more than 5% of the lesser of the number or value of the outstanding shares of beneficial interest of the Company by any single shareholder has been restricted, with certain exceptions, for the purpose of maintaining the Company's qualification as a REIT under the Code. Such restrictions in the Company's Declaration of Trust do not apply to the ownership of the 7,032,398 Common Shares subject to acquisition by the holders of Original OP Units and EPMC through the exchange of Original OP Units. Additionally, the Company's Declaration of Trust allows certain transfers of such Common Shares without the transferees being subject to the 5% ownership limit, provided such transfers do not result in an increased concentration in the ownership of the Company. The Company's Board of Trustees, upon receipt of a ruling from the Service, an opinion of counsel or other evidence satisfactory to the Board of Trustees and upon such other conditions as the Board of Trustees may direct, may also exempt a proposed transferee from this restriction. See "Description of Shares of Beneficial Interest--Common Shares--Restrictions on Transfer."

     The 5% ownership limit, as well as the ability of the Company to issue additional Common Shares or other shares of beneficial interest (which may have rights and preferences senior to the Common Shares), may discourage a change of control of the Company and may also (i) deter tender offers for the Common Shares, which offers may be advantageous to shareholders, and (ii) limit the opportunity for shareholders to receive a premium for their Common Shares that might otherwise exist if an investor were attempting to assemble a block of Common Shares in excess of 5% of the outstanding shares of beneficial interest of the Company or otherwise effect a change of control of the Company.

     Staggered Board. The Board of Trustees of the Company has been divided into three classes of trustees. The terms of the current classes will expire in 1997, 1998 and 1999, respectively. As the term of each class expires, trustees for that class will be elected for a three-year term and the trustees in the other two classes will continue in office. The staggered terms for trustees may impede the shareholders' ability to change control of the Company even if a change in control were in the shareholders' interest.

     Preferred Shares. The Company's Declaration of Trust authorizes the Board of Trustees to issue up to 10,000,000 preferred shares of beneficial interest, $.01 par value per share ("Preferred Shares") and to establish the preferences and rights (including the right to vote and the right to convert into Common Shares) of any Preferred Shares issued. The power to issue Preferred Shares could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the shareholders' interest. As of August 15, 1996, 6,620,000 Preferred Shares were issued and outstanding.

CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

     Taxation as a Corporation. The Company believes that it has qualified and will continue to qualify as a REIT under the Code, commencing with its taxable year ended December 31, 1993. However, no assurance can be given that the Company was organized and has been operated and will be able to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control.

     If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of the Company available for investment or distribution to shareholders because of the additional tax liability to the Company for the years involved. In addition, distributions to shareholders would no longer be required to be made. See "Federal Income Tax Considerations."

     Other Tax Liabilities. Even if the Company qualifies as a REIT, it will be subject to certain Federal, state and local taxes on its income and property. See "Federal Income Tax Considerations--Other Tax Considerations--State and Local Taxes." In addition, the Company's management operations, which are conducted through Equity Residential Properties Management Limited Partnership and Equity Residential Properties Management Limited Partnership II (collectively, the "Management Partnerships") generally will be subject to Federal income tax at regular corporate rates. See "Federal Income Tax Considerations--Other Tax Considerations."

     Consequences of Failure to Qualify as Partnerships. The Company believes that the Operating Partnership, the Management Partnerships and each of the other partnership and limited liability company Subsidiaries have been organized as partnerships and will qualify for treatment as such under the Code. If any of such Subsidiaries fails to qualify for such treatment under the Code, the Company would cease to qualify as a REIT, and such Subsidiary would be subject to Federal income tax (including any alternative minimum tax) on its income at corporate rates. See "Federal Income Tax Considerations--Taxation of the Company--Failure to Qualify" and "--Tax Aspects of the Company's Investments in Partnerships--General."

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the efforts of its executive officers. While the Company believes that it could find replacements for these key personnel, the loss of their services could have a temporary adverse effect on the operations of the Company. None of these officers has entered into employment agreements with the Company.

DISTRIBUTION REQUIREMENTS POTENTIALLY INCREASING INDEBTEDNESS OF THE COMPANY

     The Company may be required from time to time, under certain circumstances, to accrue as income for tax purposes interest and rent earned but not yet received. In such event, or upon the repayment by the Company or its Subsidiaries of principal on debt, the Company could have taxable income without sufficient cash to enable the Company to meet the distribution requirements of a REIT. Accordingly, the Company could be required to borrow funds or liquidate investments on adverse terms in order to meet such distribution requirements. See "Federal Income Tax Considerations--Taxation of the Company--Annual Distribution Requirements."

EXEMPTIONS FOR MR. ZELL AND OTHERS FROM MARYLAND BUSINESS COMBINATION LAW WHICH TEND TO INHIBIT TAKEOVERS

     Under the Maryland General Corporation Law, as amended ("MGCL"), certain "business combinations" (including certain issuances of equity securities) between a Maryland real estate investment trust and any person who beneficially owns 10% or more of the voting power of the trust's shares of beneficial interest (an "Interested Shareholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be approved by two super-majority shareholder votes unless, among other conditions, the holders of the common shares of the trust receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its common shares. The Zell Original Owners beneficially own more than 10% of the Company's voting shares and would, therefore, be subject to the business combination provisions of the MGCL. However, pursuant to the statute, the Company has exempted any business combination involving Mr. Zell, the Zell Original Owners, EPMC and their respective affiliates and associates, present or future, or any other person acting in concert or as a group with any of the foregoing persons and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to a business combination between any of them and the Company. As a result, Mr. Zell, the Zell Original Owners, EPMC, any present or future affiliate or associate of theirs or any other person acting in concert or as a group with any of the foregoing persons may be able to enter into business combinations with the Company, which may not be in the best interest of the shareholders, without compliance by the Company with the super-majority vote requirements and other provisions of the statute.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

     The summary of the terms of the shares of beneficial interest of the Company set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Declaration of Trust and amended and restated bylaws ("Bylaws") of the Company, a copy of which is an exhibit to the Company's Registration Statement No. 33-63158 and which is incorporated herein by reference.

     The Declaration of Trust of the Company provides that the Company may issue up to 110,000,000 shares of beneficial interest, consisting of 100,000,000 Common Shares, $0.01 par value per share, and 10,000,000 Preferred Shares. As of August 15, 1996, 43,385,804 Common Shares were issued and outstanding. In addition, as of August 15, 1996, 8,823,898 Common Shares were issuable upon exchange of OP Units currently held by the holders of the Original OP Units or holders who were issued OP Units in exchange for the contribution of certain of the Properties. The OP Units are exchangeable on a one-for-one basis for Common Shares or, at the Company's option, cash.

     Both the Maryland REIT law and the Company's Declaration of Trust provide that no shareholder of the Company will be liable for any debt or obligation of the Company solely as a result of his status as a shareholder of the Company. The Company's bylaws further provide that the Company shall indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder and that the Company shall reimburse each shareholder for all reasonable expenses incurred by him in connection with any such claim or liability. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

COMMON SHARES

     All Exchange Shares offered hereby are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares of beneficial interest and to the provisions of the Company's Declaration of Trust regarding Excess Shares (as defined herein), holders of Common Shares are entitled to receive distributions if, as and when authorized and declared by the Board of Trustees out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. The Company currently pays regular quarterly distributions.

     Subject to the provisions of the Company's Declaration of Trust regarding Excess Shares, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as otherwise required by law or except as provided with respect to any other class or series of shares of beneficial interest, the holders of such Common Shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election and the holders of the remaining shares of beneficial interest, if any, will not be able to elect any trustees.

     Holders of Common Shares have no conversion, sinking fund, redemption or preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Company's Declaration of Trust regarding Excess Shares, Common Shares have equal distribution, liquidation and other rights, and have no preference, exchange or, except as expressly required by the Maryland REIT law, appraisal rights.

     Pursuant to the Maryland REIT law, a REIT generally cannot dissolve, amend its declaration of trust or merge, unless approved by the affirmative vote or written consent of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the REIT's declaration of trust. The Company's Declaration of Trust does not provide for a lesser percentage in such situations. A declaration of trust may permit the Trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT law without the affirmative vote or written consent of the shareholders. The Company's Declaration of Trust permits such action by the Board of Trustees.

     The transfer agent and registrar for the Common Shares is The First National Bank of Boston.

RESTRICTIONS ON TRANSFER

     Because the Board of Trustees believes it is essential for the Company to continue to qualify as a REIT, the Declaration of Trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 5% (the "Ownership Limit") of the lesser of the number of shares or value of the issued and outstanding shares of beneficial interest of the Company. The Board of Trustees, upon receipt of a ruling from the Service, an opinion of counsel or other evidence satisfactory to the Board of Trustees and upon such other conditions as the Board of Trustees may direct, may also exempt a proposed transferee from the Ownership Limit. As a condition of such exemption, the intended transferee must give written notice to the Company of the proposed transfer no later than the fifteenth day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the Ownership Limit. Any transfer of Common or Preferred Shares that would (i) create a direct or indirect ownership of shares of beneficial interest in excess of the Ownership Limit, (ii) result in the shares of beneficial interest being owned by fewer than 100 persons, or (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, will be void ab initio, and the intended transferee will acquire no rights to the shares of beneficial interest. The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

     The Company's Declaration of Trust exempts from the Ownership Limit certain of the beneficial owners of the Original Owners and EPMC, who would exceed the Ownership Limit as a result of the exchange of the OP Units for Common Shares, which OP Units were received by them at the time of the formation of the Company. These persons may also acquire additional shares of beneficial interest through the Company's Second Amended and Restated 1993 Share Option and Share Award Plan (the "Option and Award Plan"), but in no event will such persons be entitled to acquire additional shares of beneficial interest such that the five largest beneficial owners of the Company's shares of beneficial interest hold more than 50% in number or value of the total outstanding shares of beneficial interest.

     Any shares of beneficial interest the transfer of which would result in a person owning shares of beneficial interest in excess of the Ownership Limit or cause the Company to become "closely held" under Section 856(h) of the Code that is not otherwise permitted as provided above will constitute excess shares ("Excess Shares"), which will be transferred by operation of law to the Company as trustee for the exclusive benefit of the person or persons to whom the Excess Shares are ultimately transferred, until such time as the intended transferee retransfers the Excess Shares. While these Excess Shares are held in trust, they will not be entitled to vote or to share in any distributions (except upon liquidation). Subject to the Ownership Limit, the Excess Shares may be retransferred by the intended transferee to any person (if the Excess Shares would not be Excess Shares in the hands of such person) at a price not to exceed the price paid by the intended transferee or, if the intended transferee did not give value for such Excess Shares (e.g., a transfer by gift or devise), the fair market value (as described below) at the time of the purported transfer that resulted in the Excess Shares, at which point the Excess Shares will automatically be exchanged for the shares of beneficial interest to which the Excess Shares are attributable. In addition, such Excess Shares held in trust are subject to purchase by the Company at a purchase price equal to the lesser of the price paid for the Excess Shares in the transaction that created such Excess Shares (or, in the case of a devise or gift, the fair market value at the time of such devise or gift) and the fair market value of the Preferred Shares or Common Shares to which such Excess Shares relate on the date the Company exercises its right to purchase. Fair market value will be the last sales price of such shares of beneficial interest reported on the NYSE on the trading day immediately preceding the relevant date, or if not then traded on the NYSE, the last reported sales price of such shares of beneficial interest on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which such shares of beneficial interest may be traded, or if not then traded over any exchange or quotation system, then the fair market value of such shares of beneficial interest on the relevant date as determined in good faith by the Board of Trustees of the Company. The Company's right to purchase shall be for a period of 90 days after the later of the date of the purported transfer which resulted in the Excess Shares and the date the Board of Trustees determines in good faith that such a transfer has occurred. From and after the intended transfer to the intended transferee of the Excess Shares, the intended transferee shall cease to be entitled to distributions (except upon liquidation), voting rights and other benefits with respect to such shares except the right to payment of the purchase price for the shares or the retransfer of shares as provided above. Any distribution paid to a proposed transferee on Excess Shares prior to the discovery by the Company that such shares of beneficial interest have been transferred in violation of the provisions of the Company's Declaration of Trust shall be repaid to the Company upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Shares may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Company.

     All certificates representing shares of beneficial interest shall bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage between 1/2 of 1% and 5% as provided in the rules and regulations promulgated under the Code) of the lesser of the number or value of the outstanding shares of beneficial interest of the Company must give a written notice to the Company by

January 31 of each year. In addition, each shareholder will upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares of beneficial interest as the Board of Trustees deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     For the Company to qualify as a REIT under the Code, shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the issued and outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. Certain beneficial owners of the Zell Original Owners (i.e., beneficiaries of trusts established for the benefit of Mr. Zell and his family and the family of Mr. Robert Lurie, a deceased partner of Mr. Zell) and EPMC, together with the Starwood Original Owners (through their potential ownership of shares of beneficial interest) together constitute four individuals for purposes of this test and, under the Service's rules applicable to determining percentages of ownership, are deemed to own approximately 14% of the value of the outstanding shares of beneficial interest of the Company.

     These ownership limitations could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of Common Shares might receive a premium for their Common Shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

                            DESCRIPTION OF OP UNITS

     All of the Company's assets are held by or through, and all of its operations are conducted by or through, the Operating Partnership. The Company is the sole general partner of the Operating Partnership and, as of August 1, 1996, held approximately 83% of the outstanding OP Units. The material terms of the OP Units, including a summary of certain provisions of the Partnership Agreement, are set forth below. The following description of the terms and provisions of the OP Units and the Partnership Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of Illinois law and the terms of the Partnership Agreement. For a comparison of the voting and other rights of holders of OP Units and holders of Common Shares, see "Exchange of OP Units--Comparison of Ownership of OP Units and Common Shares."

GENERAL

     Holders of OP Units (other than the Company in its capacity as general partner) hold limited partnership interests in the Operating Partnership, and all holders of OP Units (including the Company in its capacity as general partner) are entitled to share in cash distributions from, and in the profits and losses of, the Operating Partnership. Each OP Unit generally receives distributions in the same amount as paid by the Company on each Common Share. The OP Units are not registered pursuant to federal or state securities laws, and they are not listed on the NYSE or any other exchange or quoted on any national market system.

     The Operating Partnership was formed as a limited partnership under the Illinois Revised Uniform Limited Partnership Act (the "Partnership Act"). Holders of OP Units (other than the Company in its capacity as general partner) have the rights to which Limited Partners are entitled under the Partnership Agreement and the Partnership Act. The form of the Partnership Agreement is included as an exhibit to the Registration Statement of which this Prospectus is a part. The Partnership Agreement imposes certain restrictions on the transfer of OP Units, as described below.

PURPOSES, BUSINESS AND MANAGEMENT

     The purpose of the Operating Partnership is, in general, to acquire, purchase, own, operate, manage, develop, redevelop, invest in, finance, refinance, sell, lease and otherwise deal with multifamily properties and assets related thereto, and interests therein.

     The Company, as general partner of the Operating Partnership, is the sole manager of the business of the Operating Partnership and has the right to make all decisions and take all actions with respect thereto. No Limited Partner may take part in the conduct or control of the business or affairs of the Operating Partnership by virtue of being a holder of OP Units.

     The Company intends to make decisions in its capacity as general partner of the Operating Partnership so as to maximize the profitability of the Company and the Operating Partnership as a whole, independent of the tax effects on the Limited Partners. Limited Partners have no right or authority to act for or to bind the Operating Partnership.

ENGAGING IN OTHER BUSINESSES; CONFLICTS OF INTEREST

     The Company, as the general partner of the Operating Partnership, is required to devote its full time and efforts to the conduct of the business of the Operating Partnership and to conduct all of its activities with respect to the multifamily property business exclusively through the Operating Partnership or the other Subsidiaries and not conduct or engage in any other business. Except as may otherwise be agreed to in writing, each Limited Partner, and its affiliates, is free to engage in any business or activity, even if such business or activity competes with or is enhanced by the business of the Operating Partnership. Mr. Zell and certain of the other executive officers of the Company have entered into noncompetition agreements with the Company. The Company, in the exercise of its power and authority under the Partnership Agreement, may contract and otherwise deal with or otherwise obligate the Operating Partnership to entities in which the Company or any one or more of the officers, trustees or shareholders of the Company may have an ownership or other financial interest, whether direct or indirect.

DISTRIBUTIONS; ALLOCATIONS OF INCOME AND LOSS

     The Partnership Agreement provides for the distribution of "Operating Cash Flow" to the Company and the Limited Partners of the Operating Partnership in proportion to their percentage interests in the Operating Partnership. "Operating Cash Flow" is generally defined as cash receipts for the period in question (excluding capital contributions and proceeds of sales, financing and proceeds of insurance and condemnation and other items of "Capital Cash Flow" as hereinafter described) in excess of Operating Partnership expenses (excluding depreciation and other non-cash expenses) and cash needs, including debt service, capital expenditures and any reserves (as determined by the Company and which may include cash held for future acquisitions). The Partnership Agreement provides that Operating Cash Flow will be distributed to partners of the Operating Partnership not less frequently than annually in accordance with such partners' respective percentage interest in the Operating Partnership. The Partnership Agreement provides for the distribution of "Capital Cash Flow", not less frequently than annually, to the Company and the Limited Partners in proportion to their percentage interest in the Operating Partnership. "Capital Cash Flow" includes proceeds from the sale of assets of the Operating Partnership, gross financing or refinancing proceeds, gross condemnation or insurance proceeds (excluding such proceeds to be applied to restoration) less the sum of closing costs, the cost to discharge any partnership financing encumbering or otherwise associated with the asset in question, the establishment of reserves (as determined by the Company, and which may include cash held for future acquisitions) and other expenses of the Operating Partnership.

BORROWING BY THE OPERATING PARTNERSHIP

     The Company is authorized to cause the Operating Partnership to borrow money and finance and refinance the assets of the Operating Partnership.

REIMBURSEMENT OF THE COMPANY; TRANSACTIONS WITH THE COMPANY AND ITS AFFILIATES

     The Company, as a partner in the Operating Partnership, has the same right to allocations and distributions as other partners of the Operating Partnership. In addition, the Operating Partnership will reimburse the Company for all expenses it incurs relating to its activities as general partner, its continued existence and qualification as a REIT and all other liabilities incurred by the Company in connection with the pursuit of its business and affairs (unless paid by the Company in connection with the issuance of shares). The Company may retain such persons or entities as it shall determine (including itself, any entity in which the Company has an interest, or any entity with which it is affiliated) to provide services to or on behalf of the Operating Partnership. The Company is entitled to reimbursement from the Operating Partnership for its out of pocket expenses (including, without limitation, amounts paid or payable to the Company or any entity in which the Company has an interest or with which it is affiliated) incurred in connection with Operating Partnership business. Such expenses include those incurred in connection with the administration and activities of the Operating Partnership, such as the maintenance of the Operating Partnership books and records, management of the Operating Partnership property and assets, and preparation of information respecting the Operating Partnership provided to the partners in the preparation of their individual tax returns.

LIABILITY OF THE COMPANY AND LIMITED PARTNERS

     The Company, as general partner of the Operating Partnership, will be liable for all general recourse obligations of the Operating Partnership to the extent not paid by the Operating Partnership. The Company will not be liable for the nonrecourse obligations of the Operating Partnership.

     No partner of the Operating Partnership will be required to make additional capital contributions to the Operating Partnership, except that the Company is generally required to contribute net proceeds of the sale of shares of beneficial interest of the Company to the Operating Partnership. No limited or general partner will be required to pay to the Operating Partnership any deficit or negative balance which may exist in his or its account. Assuming that a Limited Partner (in his or its capacity as limited partner) does not take part in the control of the business of the Operating Partnership, and otherwise acts in conformity with the provisions of the Partnership Agreement, the liability of the Limited Partner for obligations of the Operating Partnership under the Partnership Agreement and the Partnership Act will generally be limited, subject to certain possible exceptions, to the loss of the Limited Partner's investment in the Operating Partnership represented by his or its OP Units. Under the Partnership Act, the Operating Partnership may not make a distribution to a partner if, at the time of the distribution, after giving effect thereto, the liabilities of the Operating Partnership, other than liabilities to partners on account of their partnership interest, exceed the fair value of the Operating Partnership's assets, except that the fair value of any property subject to nonrecourse liabilities of the Operating Partnership will be included in the assets of the Operating Partnership to the extent that the fair value of such property exceeds such liability. The Partnership Act provides that a Limited Partner who receives a distribution in violation of the foregoing prohibition is liable to the Operating Partnership for the amount of the distribution.

     The Operating Partnership is qualified to conduct business in Illinois, Arizona, Arkansas, California, Florida, Georgia, Idaho, Michigan, North Carolina, Ohio, Oregon, South Carolina, Texas and Washington. Maintenance of limited liability may require compliance with certain legal requirements of those jurisdictions and certain other jurisdiction. Limitations on the liability of a limited partner for the obligations of a limited partnership have not been clearly established in many jurisdictions. Accordingly, if it were determined that the exercise by the Limited Partners of any right granted to them, to make certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement, constituted "control" of the Operating Partnership's business for the purposes of the statutes of any relevant jurisdiction, the Limited Partners might be held personally liable for the Operating Partnership's obligations.

EXCULPATION AND INDEMNIFICATION OF THE COMPANY

     The Partnership Agreement generally provides that the Company, as general partner of the Operating Partnership, will incur no liability to the Operating Partnership or any Limited Partner for losses sustained or liabilities incurred as a result of errors in judgment or for any mistakes of fact or law or for anything which it may do or refrain from doing in connection with the business and affairs of the Operating Partnership except in the case of fraud, willful misconduct, or gross negligence or for other breaches of the Partnership Agreement. With respect to liability arising from the Company's breach of the Partnership Agreement, the Company's liability is limited to its interest in the Operating Partnership. The Company has no liability for the loss of any Limited Partner's capital. In addition, the Company is not responsible for any misconduct, negligent acts or omissions of any consultant or contractor of the Operating Partnership or of the Company and has no obligation other than to use due care in the selection of all such contractors and consultants. The Company may consult with counsel, accountants, appraisers, management consultants, investment bankers and other consultants selected by it. An opinion by any consultant on a matter which the Company believes to be within such consultant's professional or expert competence is complete protection as to any action taken or omitted by the Company based on such opinion and taken in good faith.

     The Partnership Agreement also requires the Operating Partnership to indemnify the Company, and the trustees and officers of the Company, against any loss or damage, including reasonable legal fees and court costs incurred by such person by reason of anything he or it may do or refrain from doing for or on behalf of the Operating Partnership or in connection with its business or affairs; provided, however, that the Operating Partnership is not required to indemnify the Company for any loss or damage resulting from the Company's fraud, willful misconduct or gross negligence in the performance of its duties and provided, further, that the indemnification does not relieve the Company, as a general partner, of its proportionate share of the obligations of the Operating Partnership. The Operating Partnership will reimburse the Company for out-of-pocket expenses incurred in connection with partnership business. In addition, the Company is entitled to reimbursement by the Operating Partnership for any amounts paid by it in satisfaction of indemnification obligations owed by the Company to present or former trustees or directors of the Company or its predecessors. Any such indemnification claims must be satisfied solely out of the assets of the Operating Partnership.

SALES OF ASSETS

     Under the Partnership Agreement, the Company has the exclusive authority to determine whether, when and on what terms the assets of the Operating Partnership (including the Properties) will be sold.

TRANSFER OF THE COMPANY'S INTEREST

     The Company may not transfer its interest in the Operating Partnership except by operation of law.

RESTRICTIONS ON TRANSFER OF OP UNITS BY LIMITED PARTNERS

     The Partnership Agreement provides that no Limited Partner shall, without the prior written consent of the Company (which may be withheld in the sole discretion of the Company), sell, assign, distribute or otherwise transfer all or any part of his or its interest in the Operating Partnership except by operation of law, gift (outright or in trust) or by sale, in each case to or for the benefit of his spouse or descendants, except for pledges or other collateral transfers effected by a Limited Partner to secure the repayment of a loan, the exchange of OP Units for Common Shares in accordance with the Partnership Agreement, and the distribution of OP Units by a Limited Partner to any of its partners in compliance with any lock-up restrictions and/or applicable securities laws.

     An assignee, legatee, distributes or other transferee ("Transferee") of all or any portion of a partner's interest in the Operating Partnership shall be entitled to receive profits, losses and distributions under the Partnership Agreement attributable to such interest, from and after the effective date of the transfer of such interest; provided, however, (i) no transfer by a Limited Partner shall be effective until such transfer has been consented to by the Company, (ii) no Transferee shall be considered a substituted Limited Partner, and (iii) the Operating Partnership and the Company shall be entitled to treat the transferor of such interest as the absolute owner thereof in all respects, and shall incur no liability for the allocation of profits, losses or distributions which are made to such transferor until such time as the written instrument of transfer has been received by the Company and the effective date of the transfer is passed. The Company shall have the right to require any such transferor to exchange the OP Units to which such interest relates into Common Shares pursuant to the Partnership Agreement. The "effective date" of any transfer shall be the last day of the month set forth on the written instrument of transfer or such other date consented to in writing by the Company as the "effective date." Notwithstanding the foregoing, (x) in the event a Limited Partner dissolves and liquidates, the partners receiving any portion of the Limited Partner's interest in the Operating Partnership will become substitute Limited Partners and shall succeed to the rights and obligations of such Limited Partner in the Operating Partnership in proportion to their respective interests in the dissolving or liquidating Limited Partner and (y) no transfer shall be effective to the extent it would, by treating the OP Units so transferred as if they had been exchanged for Common Shares, violate the limitations on ownership set forth in the Declaration of Trust in order to protect and preserve the Company's status as a REIT. See "Description of Shares of Beneficial Interest-- Restrictions on Transfer."

EXCHANGE OF OP UNITS

     Subject to certain limitations of the Partnership Agreement and applicable registration rights agreements, holders of OP Units other than the Company have the right to request an exchange of any or all of such OP Units for Common Shares, with one OP Unit being exchangeable for one Common Share, by notifying the Company at least 10 days prior to the date of exchange. Upon receipt of such a request, the Company may, in its discretion, in lieu of issuing Common Shares, cause the Operating Partnership to pay to such Limited Partner cash in an amount equal to the product arrived at by multiplying (i) the number of OP Units requested to be exchanged by such Limited Partner, multiplied by (ii) the market price per share of the Common Shares as determined in accordance with the Partnership Agreement (generally the ten-day average of the last reported sale price per share of the Common Shares at the close of trading). The Company will at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the exchange of OP Units for Common Shares, a sufficient number of shares as shall from time to time be sufficient for the conversion of all outstanding OP Units not owned by the Company. No Limited Partner, by virtue of being the holder of one or more OP Units, will be deemed to be a shareholder of or have any other interests in the Company. In the event of any change in the outstanding shares by reason of any share dividend, split, recapitalization, merger, consolidation, combination, exchange of shares or other similar change, the number of OP Units held by each partner shall be proportionately adjusted so that one OP Unit remains exchangeable for one share without dilution. A Limited Partner shall not have the right to request an exchange of OP Units for Common Shares if (i) in the opinion of counsel for the Company, the Company would, as a result thereof, no longer qualify (or it would be likely that the Company no longer would qualify) as a REIT under the Code; or (ii) such exchange would, in the opinion of counsel for the Company, constitute or be likely to constitute a violation of applicable securities laws.

NO WITHDRAWAL BY LIMITED PARTNERS

     No Limited Partner has the right to withdraw from or reduce his or its capital contribution to the Operating Partnership, except as a result of the transfer of OP Units in accordance with the Partnership Agreement.

ISSUANCE OF ADDITIONAL OP UNITS AND/OR PREFERENCE UNITS

     The Company is authorized at any time, without the consent of the Limited Partners, to cause the Operating Partnership to issue additional OP Units to (i) existing or newly admitted partners (including itself) in exchange for additional capital contributions by a partner ("Capital Contributions") to the Operating Partnership, (ii) the Company in connection with the issuance by the Company of additional Common Shares in exchange for OP Units as provided in the Partnership Agreement or (iii) to the Company upon the issuance by the Company of additional Common Shares not in connection with the exchange of OP Units as provided in the Partnership Agreement, provided that any net proceeds received by the Company as a result of the issuance of additional shares are contributed to the Operating Partnership as additional Capital Contributions in accordance with the Partnership Agreement (except that the Company may issue Common Shares in connection with the Option and Award Plan, restricted share plans or other employee benefits plans without receiving any proceeds and that the issuance of such shares shall nonetheless entitle the Company to additional OP Units). Upon the issuance of additional OP Units, the percentage interest of all the partners in the Operating Partnership would be diluted so that the percentage interest of each partner will equal the quotient (expressed as a percentage) arrived at by dividing the number of OP Units held by a partner by the total number of OP Units then outstanding. In addition, the Partnership Agreement provides that the Operating Partnership may also issue preferred units ("Preference Units") having such rights, preferences and other privileges, variations and designations as may be determined by the Company. Any such Preference Units may have terms, provisions and rights which are preferential to the terms, provisions and rights of the OP Units.

AMENDMENT OF THE PARTNERSHIP AGREEMENT

     Each Limited Partner, by execution of the Partnership Agreement, irrevocably appoints the Chairman of the Board of Trustees of the Company, with power of substitution, as his or its true and lawful attorney coupled with an interest, in his or its name, place and stead to amend the Partnership Agreement in any respect other than: (i) to enlarge the obligation of any partner to make contributions to the capital of the Operating Partnership, (ii) except as otherwise provided for in the Partnership Agreement or as required by law, to modify the allocation of profits or losses or distributions among the partners as provided for in the Partnership Agreement, or (iii) to amend certain provisions of the Partnership Agreement dealing with issuance and conversion of OP Units, limitations on the power and authority of partners, transfer of partnership interests or amendments to the Partnership Agreement. With respect to matters related to the aforementioned exceptions, the Partnership Agreement may be amended by the consent of each of the Original Owners, so long as such Original Owners remain Limited Partners, and the consent of those Limited Partners holding not less than 67% of the aggregate of Percentage Interests held by all Limited Partners.

BOOKS AND REPORTS

     The Operating Partnership's books and records are maintained at the principal office of the Operating Partnership which is located at Two North Riverside Plaza, Suite 450, Chicago, Illinois 60606. All elections and options available to the Operating Partnership for federal or state income tax purposes may be taken or rejected by the Operating Partnership in the sole discretion of the Company.

POWER OF ATTORNEY

     Pursuant to the Partnership Agreement, each Limited Partner appoints the Chairman of the Board of Trustees of the Company with full power of substitution, his or its true and lawful attorney to sign, swear to, acknowledge, file and record, among other things, the Partnership Agreement (and amendments thereto as described above under "Description of OP Units--Amendment of the Partnership Agreement"), any certificates or instruments required by or appropriate in connection with the Operating Partnership's conduct of business, or to effect the contribution of properties of the Operating Partnership or the admission of partners. The Partnership Agreement provides that such power of attorney is irrevocable, will survive the incapacity of any Limited Partner or the transfer of any of such Limited Partner's OP Units and will extend to such Limited Partner's or assignee's heirs, successors, assigns and personal representatives.

DISSOLUTION, WINDING UP AND TERMINATION

     The Operating Partnership will be dissolved and its affairs wound up upon the earliest of (i) December 31, 2080; (ii) the agreement of partners holding at least ninety percent (90%) of the percentage interests of all of the partners that the Operating Partnership should be dissolved; or (iii) the entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating as bankrupt either the Operating Partnership or the Company, and the expiration without appeal of the period, if any, allowed by applicable law to appeal therefrom. Any proceeds from liquidation of the Operating Partnership shall be applied in the following order of priority: (a) to pay debts of the Operating Partnership, including repayment of principal and interest on loans and advances made by the Company; (b) to the establishment of any reserves deemed necessary or appropriate by the Company, or by the person winding up the affairs of the Operating Partnership in the event there is no remaining general partner of the Operating Partnership, for any contingent or unforeseen liabilities or obligations of the Operating Partnership; and then (c) to the partners of the Operating Partnership in accordance with their respective capital account balances, after giving effect to all contributions, distributions and allocation for all periods. The Operating Partnership shall be terminated when all notes received in connection with such disposition have been paid and all of the cash or property available for application and distribution under the Partnership Agreement have been applied and distributed in accordance with the Partnership Agreement.

                        SHARES AVAILABLE FOR FUTURE SALE

     As of August 15, 1996, the Company had outstanding 43,385,804 Common Shares, all of which are tradable without restriction under the Securities Act. The 608,665 Exchange Shares to be issued upon exchange of the OP Units pursuant to this Prospectus and any applicable Prospectus Supplement will be tradable without restriction under the Securities Act pursuant to the Registration Statement of which this Prospectus is a part. In addition, as of August 15, 1996, 8,823,898 Common Shares were issuable upon the exchange of OP Units currently held by the holders of OP Units or holders who were issued OP Units in exchange for certain of the Properties, all of which Common Shares currently would be or may be, upon the exercise of registration rights, tradable without restriction under the Securities Act.

     The holders of Exchange Shares may also be able to sell their shares without registration in accordance with the exemptions provided by Rule 144 under the Securities Act. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated in accordance with the Rule) who has beneficially owned his shares for at least two years, as well as any persons who may be deemed "affiliates" of the Company (as defined in the Securities
Act), would be entitled to sell within any three month period a number of Common Shares that does not exceed the greater of 1% of the then outstanding number of shares or the average weekly trading volume of the shares during the four calendar weeks preceding each such sale. After shares are held for three years, a person who is not deemed an "affiliate" of the Company is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. Sales of shares by affiliates will continue to be subject to the volume limitations. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

     The Company has adopted the Option and Award Plan for the purpose of attracting and retaining officers, other key employees and directors. The Company has reserved 3,600,000 Common Shares for future issuance under the Option and Award Plan. The Company has granted options to purchase approximately
2.4 million Common Shares to certain officers, trustees and employees of the Company and consultants to the Company. The Company has also adopted its 1996 Non-Qualified Employee Share Purchase Plan (the "Employee Share Purchase Plan") and pursuant thereto has reserved 1,000,000 Common Shares for future issuance under such plan. As of August 15, 1996, the Company has not issued any Common Shares under the Employee Share Purchase Plan. The Company has filed Form S-8 Registration Statements with respect to the Common Shares issuable under each of the Option and Award Plan and the Employee Share Purchase Plan, which Common Shares may be resold without restriction, unless held by affiliates.

     No prediction can be made as to the effect, if any, that future sales of Common Shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Shares (including Common Shares issued upon the exercise of Options), or the perception that such sales could occur, could adversely affect prevailing market price of the shares.

                              REGISTRATION RIGHTS

     The Company has filed the Registration Statement of which this Prospectus is a part pursuant to its obligations under the terms of the Registration Rights Agreement among the Company, the Operating Partnership and each of the Beauchamp Investors, as defined therein. The following summary does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement.

     Under the Registration Rights Agreement, the Company is obligated to (a) use its best efforts to cause a registration statement filed pursuant to request as provided in the Registration Rights Agreement to become effective, and (b) to file such amendments, post-effective amendments and supplements to such registration statement as may be necessary to keep such registration statement continuously effective for the period required by the intended method of disposition or to describe the terms of any offering made pursuant to a "shelf registration" pursuant to Rule 415 of Regulation C promulgated under the Securities Act. The Company is registering the Exchange Shares pursuant to such a shelf registration. Any Exchange Shares or Common Shares sold to the public pursuant to this offering or another offering registered under the Securities Act or sold to the public in compliance with Rule 144 under the Securities Act (or any similar rule then in force) will cease to be "Registrable Securities" within the meaning of the Registration Rights Agreement.

     The Beauchamp Investors have agreed to pay all reasonable expenses of the Company incident to its performance and compliance under the Registration Rights Agreement, including all legal fees of the Company, registration expenses, and qualification and filing fees associated with the registration of the Exchange Shares but excluding compensation of employees of the Company or expenses incurred in connection with documents incorporated herein by reference. The Company also has agreed to indemnify the Selling Shareholders and their respective partners, officers and directors and each person who controls (within the meaning of the Securities Act) each of the Selling Shareholders against certain losses, claims, damages and expenses arising under the securities laws in connection with this offering. Each Selling Shareholder has agreed to indemnify the Company, its trustees, shareholders and officers and each person who controls (within the meaning of the Securities Act) the Company against other losses, claims, damages and expense arising under the securities laws in connection with this offering with respect to written information furnished to the Company by such Selling Shareholder, provided, however, that the indemnification obligation is individual to each Selling Shareholder and is limited to the net amount of proceeds from the sale of such Selling Shareholder's Exchange Shares.

                             SELLING SHAREHOLDERS

     As described elsewhere herein, the "Selling Shareholders" are holders of OP Units that were issued such OP Units in exchange for the contribution of certain Properties to the Company. The following table provides the names of each Selling Shareholder and, as of the date hereof, the number of Common Shares to be owned upon exchange of OP Units by each Selling Shareholder, which is equal to the maximum number of Exchange Shares to be sold in the offering:

                                                                                         MAXIMUM NUMBER
                                                                                     OF COMMON SHARES TO BE
      NAME OF SELLING SHAREHOLDER                                                 SOLD IN THE OFFERING (1)(2)
      ---------------------------                                                 ---------------------------

James B. Beauchamp..............................................................              34,331
Robert F. Beauchamp, Sr., Trustee of the Beauchamp Trust........................             294,765
Midlands Company(3).............................................................             170,811
Real American Properties(4).....................................................              23,524
Allayn J. Stevens...............................................................              40,487
Timothy S. Wagner, Trustee of the Timothy S. Wagner Revocable Trust.............              44,747
                                                                                             -------
     TOTAL......................................................................             608,665
                                                                                             =======
- -----------------------------------

(1) Assuming the exchange of all OP Units held by each Selling Shareholder, the number of Common Shares set forth in this column is also the number of Common Shares owned by each Selling Shareholder prior to the offering.
     Each Selling Shareholder has claimed sole voting and investment power concerning their Exchange Shares.
(2) There is no assurance that the Selling Shareholders will sell any or all of the Exchange Shares. If all of the Exchange Shares are sold, however, none of the Selling Shareholders would own any securities of the Company after completion of the offering.
(3) The beneficial owners of Midlands Company, a California corporation, are as follows: Robert Beauchamp, Jr. (20%), Dorothy Riechers (20%), David T. and Tracy Beauchamp, husband and wife (20%), Beverly and John Grimstad, husband and wife (20%), Richard Lee Beauchamp Trust, an irrevocable trust (5%), David Charles Beauchamp Trust, an irrevocable trust (5%), Stacy Lynn Beauchamp Trust, an irrevocable trust (5%), and Christy Ann Beauchamp Trust, an irrevocable trust (5%).
(4) Real American Properties is a public limited partnership that is controlled by its general partner, National Partnerships Investments Corp.

                              EXCHANGE OF OP UNITS

GENERAL

     Each Limited Partner may, subject to certain limitations, transfer to the Company all or a portion of his or its OP Units at any time, by delivering a notice to the Company. In exchange, such Limited Partner may receive one Common Share from the Company for each OP Unit so transferred. In the alternative, such Limited Partner may, at the Company's option, receive cash in an amount equal to the product arrived at by multiplying (i) the number of OP Units requested to be exchanged by such Limited Partner, by (ii) the market price per share of the Common Shares as determined in accordance with the Partnership Agreement (generally the ten-day average of the last reported sale price per share of the Common Shares at the close of trading).

     Such an exchange will be treated as a sale of the OP Units to the Company for federal income tax purposes. See "Exchange of OP Units--Tax Consequences of Exchange." Upon exchange, such Limited Partner's right to receive distributions with respect to the OP Units exchanged will cease, although the Limited Partner will have rights as a shareholder of the Company from the time of his or its acquisition of the Exchange Shares.

     A Limited Partner must give the Company ten days' prior notice of his or its desire to exchange OP Units by sending a written notice, a copy of which is available from the Company. Unless the Company determines to pay such Limited Partner cash, the exchange of OP Units for Common Shares generally will occur on the tenth business day after the notice is delivered by the Limited Partner, except that no exchange can occur if the delivery of Exchange Shares would be prohibited under the provisions of the Declaration of Trust designed to protect the Company's qualification as a REIT or such exchange would, in the opinion of counsel to the Company, constitute or be likely to constitute a violation of applicable securities laws.

TAX CONSEQUENCES OF EXCHANGE

     The following discussion summarizes all material federal income tax considerations to a Limited Partner which exercises its right to request the exchange of OP Units. THIS DISCUSSION IS SUMMARY IN NATURE AND DOES NOT CONSTITUTE A COMPLETE DISCUSSION OF THESE MATTERS, AND HOLDERS OF OP UNITS SHOULD CAREFULLY REVIEW THE BALANCE OF THIS PROSPECTUS, THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART AND ANY APPLICABLE PROSPECTUS SUPPLEMENT FOR ADDITIONAL IMPORTANT INFORMATION ABOUT THE COMPANY.

     Tax Treatment of Exchange of OP Units. If the Company satisfies a Limited Partner's exercise of its Exchange Right (as defined below) by delivering Common Shares, such exchange will be treated by the Company, the Operating Partnership and the exchanging Limited Partner for federal income tax purposes as a sale of OP Units by such Limited Partner to the Company at the time of such exchange. (A Limited Partner's right to request the exchange of OP Units is referred to as the "Exchange Right."). Such an exchange will be fully taxable to the exchanging Limited Partner. The amount of taxable gain or loss to an exchanging Limited Partner will equal the difference between the amount realized for tax purposes and the tax basis in the OP Units exchanged. See "Basis of OP Units" below. Such exchanging Limited Partner will be treated as realizing an amount equal to the value of the Common Shares received in the exchange plus the amount of any Operating Partnership liabilities allocable to the exchanged OP Units at the time of the exchange. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the value of any Common Shares received upon such an exchange.

     If the Company elects not to satisfy the exercise of an Exchange Right by a Limited Partner by delivering Common Shares, but instead causes the Operating Partnership to transfer to the Limited Partner, in exchange for its OP Units, either cash or Common Shares contributed by the Company for that purpose, then although the matter is not free from doubt, the transaction would likely be treated for federal income tax purposes as a sale of such OP Units to the Company in a fully taxable transaction (with the consequences to the Limited Partner as described in the preceding paragraph). In that event, the exchanging Limited Partner would be treated as realizing an amount equal to the sum of the cash or the value of the Common Shares received in the exchange plus the amount of any Operating Partnership liabilities allocable to the exchanged OP Units at the time of the transaction.

     If the Operating Partnership satisfies a Limited Partner's Exchange Right using cash that is not contributed by the Company to effect the exchange, the tax consequences to the Limited Partner would generally be the same as for a taxable sale as described in the preceding two paragraphs. If, however, the Operating Partnership redeems less than all of a Limited Partner's OP Units, the Limited Partner would not be permitted to recognize any loss on the transaction and would recognize taxable gain only to the extent that the cash received in the exchange, plus the amount of any Operating Partnership liabilities allocable to the OP Units exchanged, exceeded the Limited Partner's basis in all of such Limited Partner's OP Units immediately before the exchange.

     Except as described below, any gain recognized upon a sale or other disposition of OP Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of an OP Unit attributable to a Limited Partner's share of "unrealized receivables" of the Operating Partnership (as defined in Section 751 of the Code) exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, among other things, amounts that would be subject to depreciation recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of the transfer of an OP Unit (including the recapture of any depreciation on real property held for one year or less).

     Basis of OP Units. In general, a Limited Partner which contributed a partnership interest or other property in exchange for its OP Units (the "Initial Transactions") has an initial tax basis in its OP Units equal to its basis in the contributed partnership interest or other property ("Initial Basis"). A Limited Partner's Initial Basis in its OP Units generally is increased by (i) such Limited Partner's share of the Operating Partnership's taxable income and (ii) increases in its share of liabilities of the Operating Partnership (including any increase in its share of liabilities occurring in connection with the Initial Transactions). Generally, such Limited Partner's basis in its OP Units is decreased (but not below zero) by (A) its share of Operating Partnership distributions, (B) decreases in its share of liabilities of the Operating Partnership (including any decrease in its share of liabilities of the Operating Partnership occurring in connection with the Initial Transactions), (C) its share of losses of the Operating Partnership, and (D) its share of nondeductible expenditures of the Operating Partnership that are not chargeable to capital.

     Potential Application of the Disguised Sale Regulations to an Exchange of OP Units. There is a risk that an exchange of OP Units issued in the Initial Transactions may cause the original transfer of property to the Operating Partnership in exchange for OP Units in connection with the Initial Transactions to be treated as a "disguised sale" of property as of the time of the Initial Transactions. The Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (including the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership or to another partner (such as the Company). Further, the Disguised Sale Regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. The Disguised Sale Regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions are presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

     Accordingly, if an OP Unit is exchanged within two years following the Initial Transactions, the Service could contend that the Disguised Sale Regulations apply because, as a result of the exchange, a Limited Partner receives Common Shares subsequent to the Limited Partner's previous contribution of property to the Operating Partnership. In that event, the Service could contend that the Initial Transactions themselves were taxable, in whole or in part, as a disguised sale under the Disguised Sale Regulations. Any gain recognized thereby may be eligible for installment sale reporting under Section 453 of the Code, subject to certain limitations.

COMPARISON OF OWNERSHIP OF OP UNITS AND COMMON SHARES

     Generally, the nature of any investment in Common Shares of the Company is substantially equivalent economically to an investment in OP Units in the Operating Partnership. A holder of Common Shares receives the same distribution that a holder of OP Units receives and shareholders and OP Unit holders generally share in the risks and rewards of ownership in the enterprise being conducted by the Company (through the Operating Partnership). However, there are some differences between ownership of OP Units and ownership of Common Shares, some of which may be material to investors.

     The information below highlights a number of the significant differences between the Operating Partnership and the Company relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and federal income taxation, and compares certain legal rights associated with the ownership of OP Units and Common Shares, respectively. These comparisons are intended to assist Limited Partners in understanding how their investment will be changed if their OP Units are exchanged for Common Shares. THIS DISCUSSION IS SUMMARY IN NATURE AND DOES NOT CONSTITUTE A COMPLETE DISCUSSION OF THESE MATTERS, AND HOLDERS OF OP UNITS SHOULD CAREFULLY REVIEW THE BALANCE OF THIS PROSPECTUS, THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART AND ANY APPLICABLE PROSPECTUS SUPPLEMENT FOR ADDITIONAL IMPORTANT INFORMATION ABOUT THE COMPANY.

     Form of Organization and Assets Owned. The Operating Partnership. The Operating Partnership is organized as an Illinois limited partnership. The Operating Partnership owns interests (directly and through subsidiary partnerships) in the Properties and, as general partner of the Management Partnerships, controls the management of the Properties.

     The Company. The Company is a Maryland real estate investment trust. The Company has elected to be taxed as a REIT under the Code commencing with its taxable year ended December 31, 1993, and intends to maintain its qualification as a REIT. The Company's primary asset is its interest in the Operating Partnership, which gives the Company an indirect investment in the Properties and other assets owned by the Operating Partnership.

     Length of Investment. The Operating Partnership. The Operating Partnership has a stated termination date of December 31, 2080, although it may be terminated earlier under certain circumstances.

     The Company. The Company has a perpetual term and intends to continue its operations for an indefinite time period.

     Purpose and Permitted Investments. The Operating Partnership. The purpose of the Operating Partnership is to acquire, purchase, own, operate, manage, develop, redevelop, invest in, finance, refinance, sell, lease or otherwise deal with multifamily residential properties and assets related thereto and interests therein. The Operating Partnership may invest in or enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity.

     The Company. The Company's fundamental investment policy, as set forth in its Declaration of Trust, is to make investments in such manner as to comply with the REIT provisions of the Code and with the provisions of Maryland REIT law. Under the Partnership Agreement the Company, as general partner, may not conduct any business other than the business of the Operating Partnership and generally cannot own any assets other than its interest in the Operating Partnership and other assets necessary to carry out its responsibilities under the Partnership Agreement.

     Additional Equity. The Operating Partnership. The Operating Partnership is authorized to issue OP Units to the partners or to other persons for such consideration and on such terms and conditions set forth in the Partnership Agreement. In addition, the general partner may cause the Operating Partnership to issue to the Company additional OP Units in conjunction with the offering of Common Shares of the Company, in which the net proceeds thereof are contributed to the Operating Partnership. Also, the Operating Partnership may issue preference units, having such rights, preferences and other privileges, variations and designations as may be determined by the general partner in its sole and absolute discretion and otherwise in accordance with the Partnership Agreement. Consideration for additional partnership interests may be cash or other property or other assets permitted by the Partnership Agreement and the Partnership Act.

     The Company. The Board of Trustees of the Company may issue, in its sole discretion, additional equity securities consisting of Common Shares or Preferred Shares; provided, that the total number of shares issued does not exceed the authorized number of shares of beneficial interest set forth in the Company's Declaration of Trust. As long as the Operating Partnership is in existence, the net proceeds of all Common Shares raised by the Company will be contributed to the Operating Partnership in exchange for OP Units in the Operating Partnership.

     Borrowing Policies. The Operating Partnership. The Operating Partnership is restricted under the Indentures to which it is a party from incurring borrowings beyond a certain level and the Company as general partner has full power and authority to borrow money on behalf of the Operating Partnership within said restrictions. In addition, the Operating Partnership may become subject to certain restrictions in connection with its currently registered debt shelf offering. The Company (as general partner), through its Board of Trustees, has adopted a policy that currently limits total borrowings to 50% of the total market capitalization of the Company and the Operating Partnership (the market value of issued and outstanding Common Shares and OP Units plus total debt), but this policy may be altered at any time by the Board of Trustees.

     The Company. The Company is restricted under the Indentures from incurring borrowings beyond a certain level but is not otherwise subject to any restrictions as to borrowings except as described in the preceding sentence.

     Other Investment Restrictions. The Operating Partnership. There are no restrictions upon the Operating Partnership's authority to enter into transactions such as making investments (except as restricted by Code and the regulations related to qualifying as a REIT), lending Operating Partnership funds, or reinvesting the Operating Partnership's cash flow and net sale or refinancing proceeds.

     The Company. Neither the Company's Declaration of Trust nor its bylaws impose any restrictions upon the types of investments made by the Company except that under the Declaration of Trust the Board of Trustees is obligated to use its best efforts to cause the Company to qualify for federal income tax purposes as a REIT; provided, however, that if the Board of Trustees determines that it is no longer in the best interests of the Company for it to continue to qualify as a REIT, the Board may revoke or otherwise terminate the Company's REIT election.

     Management Control. The Operating Partnership. All management powers over the business and affairs of the Operating Partnership are vested in the general partner of the Operating Partnership, and no Limited Partner of the Operating Partnership has any right to participate in or exercise control or management power over the business and affairs of the Operating Partnership. Each Limited Partner, by execution of the Partnership Agreement, irrevocably appointed the Chairman of the Board of Trustees of the Company, with full power of substitution, as the Limited Partner's attorney for purposes of amending the Partnership Agreement in any respect other than (i) to enlarge the obligation of any partner to make contributions to the capital of the Operating Partnership,
(ii) except as otherwise provided for in the Partnership Agreement or as required by law, to modify the allocation of profits or losses or distributions among the partners as provided for in the Partnership Agreement, or (iii) to amend certain provisions of the Partnership Agreement dealing with issuance and conversion of OP Units, limitations on the power and authority of partners, transfer of partnership interests or amendments to the Partnership Agreement. With respect to matters related to the aforementioned exceptions, the Partnership Agreement may be amended by unanimous written consent of the partners.

     The Company. All management powers over the business and affairs of the Company are vested in the Board of Trustees of the Company. Shareholders of the Company are entitled to vote for, among other things, the election of trustees. See "Description of Shares of Beneficial Interest -- Common Shares."

     Anti-takeover Provisions. The Operating Partnership. Except in limited circumstances, the general partner of the Operating Partnership has exclusive management power over the business and affairs of the Operating Partnership. The general partner may not be removed by the Limited Partners regardless of cause. Under the Partnership Agreement, the general partner may, in its sole discretion, prevent a Limited Partner from transferring his or its interest or any rights as a Limited Partner except in certain limited circumstances. See "Description of OP Units." The general partner may exercise this right of approval to deter, delay or hamper attempts by persons to acquire a controlling interest in the Operating Partnership.

     The Company. The Declaration of Trust and Bylaws of the Company contain a number of provisions that may have the effect of delaying or discouraging an unsolicited proposal for the acquisition of the Company or the removal of incumbent management. These provisions include, among others: (i) a staggered board of trustees; (ii) authorized capital stock that may be issued as Preferred Shares in the discretion of the board of trustees with superior voting rights to the Common Shares; and (iii) provisions designed to avoid concentration of share ownership in a manner that would jeopardize the Company's status as a REIT under the Code. See "Description of Shares of Beneficial Interest."

     Voting Rights. The Operating Partnership. Under the Partnership Agreement, the Limited Partners have voting rights only as to certain amendments of the Partnership Agreement, as described more fully under "Exchange of OP Units-Management Control" above. Otherwise, all decisions relating to the operation and management of the Operating Partnership are made by the Company, as the sole general partner of the Operating Partnership. See "Description of OP Units." As of August 1, 1996, the Company held approximately 83% of the outstanding OP Units. As OP Units are exchanged by Limited Partners, the Company's percentage ownership of the Operating Partnership will increase. If additional OP Units or other interests in the Operating Partnership are issued to third parties, the Company's percentage ownership of the outstanding OP Units will decrease.

     The Company. Shareholders of the Company have the right to vote on, among other things, a merger or sale of substantially all of the assets of the Company, certain amendments to the Declaration of Trust and dissolution of the Company. Such action must be taken by not less than two-thirds of all shares then outstanding and entitled to vote on the matter. The Company is managed and controlled by a Board of Trustees consisting of three classes having staggered terms of office. Each class is to be elected by the shareholders at annual meetings of the Company. All Common Shares have one vote, and the Declaration of Trust permits the Board of Trustees to classify and issue Preferred Shares in one or more series having voting power which may differ from that of the Common Shares.

     Amendment of the Partnership Agreement or the Declaration of Trust. The Operating Partnership. Certain amendments that affect the fundamental rights of a Limited Partner must be approved by each affected Limited Partner. See "Exchange of OP Units-Management Control." In addition, the Company, as the sole general partner, may, without the consent of the Limited Partners, amend the Partnership Agreement as to certain matters.

     The Company. Amendments to the Company's Declaration of Trust must be approved by the Board of Trustees and, except for amendments to enable the Company to quality as a REIT under the Code or under Maryland REIT law (in which event the Board may amend by two-thirds vote), by the vote of not less than two-thirds of all shares then outstanding and entitled to vote on the matter. Under Maryland REIT law, the Board of Trustees must obtain approval of holders of not less than two-thirds of all shares then outstanding and entitled to vote on the matter in order to voluntarily dissolve the Company or merge. Under Maryland REIT law, and pursuant to the Company's Declaration of Trust, the sale of all or substantially all of the assets of the Company or any merger or consolidation of the Company requires the approval of the Board of Trustees and holders of not less than two-thirds of all shares then outstanding and entitled to vote on the matter. No approval of the shareholders is required for the sale of less than all or substantially all of the Company's assets.

     Compensation, Fees and Distributions. The Operating Partnership. The Company does not receive any compensation for its services as general partner of the Operating Partnership. As a partner in the Operating Partnership, however, the Company has the same right to allocations and distributions as other partners of the Operating Partnership. In addition, the Operating Partnership will reimburse the Company for all expenses incurred relating to the ongoing operation of the Company and any offering of partnership interests in the Operating Partnership or shares of beneficial interest of the Company.

     The Company. The trustees and officers of the Company receive compensation for their services.

     Liability of Investors. The Operating Partnership. Under the Partnership Agreement and applicable state law, the liability of the Limited Partners for the Operating Partnership's debts and obligations is generally limited to the amount of their investment in the Operating Partnership.

     The Company. Under Maryland law, shareholders are not personally liable for the debts or obligations of the Company.

     Nature of Investment. The Operating Partnership. The OP Units constitute equity interests entitling each Limited Partner to his or its pro rata share of cash distributions made to the Limited Partners of the Operating Partnership. The Operating Partnership generally intends to retain and reinvest proceeds of the sale of property or excess refinancing proceeds in its business.

     The Company. The Common Shares constitute equity interests in the Company. The Company is entitled to receive its pro rata share of distributions made by the Operating Partnership with respect to the OP Units, and each shareholder will be entitled to his or its pro rata share of any distributions paid with respect to the Common Shares. The distributions payable to the shareholders are not fixed in amount and are only paid if, when and as declared by the Board of Trustees. In order to qualify as a REIT, the Company must distribute at least 95% of its taxable income (excluding capital gains), and any taxable income (including capital gains) not distributed will be subject to corporate income tax.

     Potential Dilution of Rights. The Operating Partnership. The general partner of the Operating Partnership is authorized, in its sole discretion and without Limited Partner approval, to cause the Operating Partnership to issue additional OP Units or other limited partnership interests in the Operating Partnership for any partnership purpose at any time to the Limited Partners or to other persons on terms established by the general partner within the boundaries established by the Partnership Agreement.

     The Company. The Board of Trustees of the Company may issue, in its discretion, additional Common Shares and has the authority to issue from the authorized shares of beneficial interest a variety of other equity securities of the Company with such powers, preferences and rights as the Board of Trustees may designate at the time. The issuance of either additional Common Shares or other similar equity securities may result in the dilution of the interests of the shareholders.

     Liquidity. The Operating Partnership. The OP Units are not freely transferable and, since no market for the OP Units currently exists, are illiquid. See "Description of OP Units-Restrictions on Transfer of OP Units by Limited Partners" for a discussion of the limitations on the transferability of the OP Units.

     The Company. The Exchange Shares will be freely transferable as registered securities under the Securities Act subject to the 5% ownership limitations established in the Company's Declaration of Trust to protect the Company's status as a REIT. The Common Shares are listed on the NYSE. The breadth and strength of this market will depend, among other things, upon the number of shares outstanding, the Company's financial results and prospects, the general interest in the Company and other real estate investments, and the Company's dividend yield compared to that of other debt and equity securities.

     Federal Income Taxation. The Operating Partnership. The Operating Partnership is not subject to federal income taxes. Instead, each holder of OP Units includes his or its allocable share of the Operating Partnership's taxable income or loss in determining his or its individual federal income tax liability. The maximum federal income tax rate for individuals is currently 39.6%. Income and loss from the Operating Partnership generally is subject to the "passive activity" limitation. Under the "passive activity" rules, income and loss from the Operating Partnership that is considered "passive" income or loss generally can be offset against income and loss (including passive loss carryforwards from prior years) from other investments that constitute "passive activities" (unless the Operating Partnership is considered a "publicly traded partnership," in which case income and loss from the Operating Partnership can only be offset against other income and loss from the Operating Partnership). Income of the Operating Partnership, however, attributable to dividends from Equity Residential Properties Management Corp., Equity Residential Properties Management Corp. II and Equity Residential Properties Management Corp. III (collectively, the "Management Corps."), or interest paid by the limited partnerships and limited liability companies (the "Financing Partnerships") that own the beneficial interest of certain Properties encumbered by mortgage financing, does not qualify as passive income and cannot be offset with losses and deductions from a "passive activity." Cash distributions from the Operating Partnership are not taxable to a holder of OP Units except to the extent they exceed such holder's basis in his or its interest in the Operating Partnership (which will include such holder's allocable share of the Operating Partnership's nonrecourse debt). Each year, holders of OP Units will receive a Schedule K-I tax form containing detailed tax information for inclusion in preparing their federal and state income tax returns. Holders of OP Units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which the Operating Partnership owns property, even if they are not residents of those states, and in some such states, including Illinois, the Operating Partnership is required to remit a withholding tax with respect to such nonresidents.

     The Company. The Company has elected to be taxed as a REIT. So long as it qualifies as a REIT, the Company will be permitted to deduct distributions paid to its shareholders, which effectively will reduce (or eliminate) the "double taxation" that typically results when a corporation earns income and distributes that income to its shareholders in the form of dividends. A REIT, however, is subject to federal income tax on income that is not distributed and also may be subject to federal income and excise taxes in certain circumstances. The maximum federal income tax rate for corporations is currently 35%. Dividends paid by the Company will be treated as "portfolio" income and cannot be offset with losses from "passive activities." The maximum federal income tax rate for individuals is currently 39.6%. Distributions made by the Company to its taxable domestic shareholders out of current or accumulated earnings and profits will be taken into account by them as ordinary income. Distributions that are designated as capital gain dividends generally will be taxed as long-term capital gain, subject to certain limitations. Distributions in excess of current or accumulated earnings and profits will be treated as a non-taxable return of basis to the extent of a shareholder's adjusted basis in his or its Common Shares, with the excess taxed as capital gain. Each year, shareholders of the Company will receive IRS Forms 1099 used by corporations to report dividends paid to their shareholders. Shareholders who are individuals generally should not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to the Company's operations and distributions. The Company may be required to pay state income taxes in certain states.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes all material federal income tax considerations to a holder of Common Shares. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws. As used in this section, the term "Company" refers solely to Equity Residential Properties Trust.

     EACH PROSPECTIVE PURCHASER OF EXCHANGE SHARES IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM, IN LIGHT OF HIS SPECIFIC OR UNIQUE CIRCUMSTANCES, OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     General. The Company elected REIT status commencing with its taxable year ended December 31, 1993. In the opinion of Hogan & Hartson L.L.P., which has acted as special tax counsel to the Company, the Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 1993, December 31, 1994 and December 31, 1995, and the Company's current organization and method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT. It must be emphasized that this opinion is based on various assumptions relating to the organization and operation of the Company, the Operating Partnership, the Management Partnerships, the Management Corps., the Financing Partnerships, and various qualified REIT subsidiaries wholly owned by the Company (each a "QRS Corporation") (collectively, the Management Partnerships, the Management Corps., the Financing Partnerships and the QRS Corporations may be referred to as the "Subsidiary Entities"), and is conditioned upon certain representations made by the Company and the Operating Partnership as to certain relevant factual matters, including matters related to the organization, expected operation, and assets of the Company, the Operating Partnership and the Subsidiary Entities. The Company's qualification and taxation as a REIT depend upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code and described in the Prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its dividends to shareholders, and the diversity of its share ownership. Hogan & Hartson L.L.P. will not review the Company's compliance with these requirements on a continuing basis. No assurance can be given that the actual results of the operations of the Company, the Operating Partnership, and the Subsidiary Entities, the sources of their income, the nature of their assets, the level of the Company's dividends to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

     In any year in which the Company qualifies as a REIT, generally it will not be subject to Federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. This treatment substantially eliminates the "double taxation" (at both the corporate and shareholder levels) that generally results from the use of corporate investment vehicles. The Company may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

     If the Company should fail to satisfy either the 75% or the 95% gross income test (as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of the amount by which it fails the 75% or the 95% test, multiplied by a fraction intended to reflect its profitability. The Company will also be subject to a tax of 100% on net income from any "prohibited transaction," as described below. In addition, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company may also be subject to the corporate "alternative minimum tax," as well as tax in certain situations and on certain transactions not presently contemplated. The Company will use the calendar year both for Federal income tax purposes and for financial reporting purposes.

     In order to qualify as a REIT, the Company must meet, among others, the following requirements:

     Share Ownership Test. Shares of beneficial interest of the Company must be held by a minimum of 100 persons for at least, approximately, 92% of the days in each taxable year subsequent to 1993. In addition, at all times during the second half of each taxable year subsequent to 1993, no more than 50% in value of the shares of beneficial interest of the Company may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals. The Company believes that it has satisfied both of these tests, and it believes it will continue to do so. In order to help comply with the second of these tests, the Company has placed certain restrictions on the transfer of the Common Shares and Preferred Shares that are intended to prevent further concentration of share ownership.

     Asset Tests. At the close of each quarter of the Company's taxable year, the Company must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by any combination of interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and certain government securities. Second, although the remaining 25% of the Company's assets generally may be invested without restriction, securities in this class may not exceed either (i) 5% of the value of the Company's total assets as to any one issuer (other than an interest in a partnership), or (ii) 10% of the outstanding voting securities of any one issuer (other than an interest in a partnership or shares of a qualified REIT subsidiary or another REIT). Where the Company invests in a partnership, it will be deemed to own a proportionate share of the partnership's assets. The Company's investment in the Properties through its interest in the Operating Partnership will constitute qualified assets for purposes of the 75% asset test.

     The Operating Partnership owns none of the voting stock, but owns 100% of the non-voting stock of each of the Management Corps. By virtue of its partnership interest in the Operating Partnership, the Company is deemed to own its pro rata share of the assets of the Operating Partnership, including the stock of the Management Corps. as described above. The Operating Partnership has not and will not own more than 10% of the voting securities of the Management Corps. In addition, based upon its analysis of the estimated value of the stock of the Management Corps. owned by the Operating Partnership relative to the estimated value of the other assets owned by the Operating Partnership, the Company believes that its pro rata share of the stock of each Management Corp. held by the Operating Partnership has not exceeded and will not exceed 5% of the total value of the Company's assets. No independent appraisals, however, have been obtained to support this conclusion. This 5% limitation must be satisfied not only on the date that the Company first acquired stock of a Management Corp., but also at the end of each quarter in which the Company increases its interest in either of the Management Corps. (including as a result of increasing its interest in the Operating Partnership as the holders of OP Units exercise their exchange rights). Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Operating Partnership's overall interest in the Management Corps.

     The Company's indirect interests as a general partner in the Financing Partnerships are held through the QRS Corporations, each of which is organized and operated as a "qualified REIT subsidiary" within the meaning of the Code. Qualified REIT subsidiaries are not treated as separate entities from their parent REIT. Instead, all assets, liabilities and items of income, deduction and credit of each QRS Corporation will be treated as assets, liabilities and items of the Company. Each QRS Corporation therefore will not be subject to Federal corporate income taxation, although it may be subject to state or local taxation. In addition, the Company's ownership of the voting stock of each QRS Corporation will not violate the general restriction against ownership of more than 10% of the voting securities of any issuer.

     Gross Income Tests. There are three separate percentage tests relating to the sources of the Company's gross income which must be satisfied for each taxable year. For purposes of these tests, where the Company invests in a partnership, the Company will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of the Company as it has in the hands of the partnership.

     1. The 75% Test. At least 75% of the Company's gross income for each taxable year must be "qualifying income." Qualifying income generally includes
(i) rents from real property (except as modified below); (ii) interest on obligations collateralized by mortgages on, or interests in, real property;
(iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Company's trade or business ("dealer property"); (iv) distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property ("foreclosure property"); (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property; and (viii) certain qualified temporary investment income attributable to the investment of new capital received by the Company in exchange for its shares during the one-year period following the receipt of such new capital.

     Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% gross income test described below) if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person. Finally, for rents received to qualify as rents from real property, the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent that the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant."

     The Company, through the Management Partnerships, provides certain services with respect to the Properties and any newly acquired multifamily residential properties. The Company believes that the services provided by the Management Partnerships are usually or customarily rendered in connection with the rental of space for occupancy only, and therefore that the provision of such services has not caused, and will not in the future cause the rents received with respect to the Properties to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests.

     2. The 95% Test. At least 95% of the Company's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends (including the Company's share of dividends paid by the Management Corps.) and interest on any obligations not collateralized by an interest in real property and any payments made on behalf of the Company by a financial institution pursuant to a rate protection agreement will be included as qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% test. For purposes of determining whether the Company complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property, excluding certain dealer property held by the Company for at least four years and excluding foreclosure property.

     The Company's investment in the Properties, through the Operating Partnership, in major part gives rise to rental income qualifying under the 75% and 95% gross income tests. Gains on sales of the Properties or of the Company's interest in the Operating Partnership will generally qualify under the 75% and 95% gross income tests. The Company believes that the income on its other investments, including its indirect investment in the Management Corps., has not resulted in the Company failing the 75% or 95% gross income test for any year, and the Company anticipates that this will continue to be the case.

     Even if the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) the Company's failure to comply was due to reasonable cause and not to willful neglect; (ii) the Company reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. If these relief provisions apply, the Company, however, will still be subject to a 100% tax based upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year, less certain adjustments.

     3. The 30% Test. The Company must derive less than 30% of its gross income for each taxable year from the sale or other disposition of (i) real property held for less than four years (other than foreclosure property and involuntary conversions), (ii) stock or securities held for less than one year, and (iii) property in a prohibited transaction. The Company has not had and does not anticipate that it will have any substantial difficulty in complying with this test.

     Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to make dividend distributions (other than capital gain distributions) to its shareholders each year in an amount at least equal to (A) the sum of (i) 95% of the Company's REIT taxable income (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

     The Company has made and intends to continue to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible that the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to the payment of principal on debt or to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing the Company's REIT taxable income on the other hand. To avoid any problem with the 95% distribution requirement, the Company will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, will borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement.

     Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be required and, if made, will not be deductible by the Company. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost.

TAX ASPECTS OF THE COMPANY'S INVESTMENTS IN PARTNERSHIPS

     General. The Company holds direct or indirect interests in the Operating Partnership, the Management Partnerships and certain Financing Partnerships (each individually a "Partnership" and, collectively, the "Partnerships"). The Company believes that each of the Partnerships qualifies as a partnership (as opposed to an association taxable as a corporation) for Federal income tax purposes. If any of the Partnerships were to be treated as an association, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change, which would preclude the Company from satisfying the asset tests and possibly the income tests (see "Federal Income Tax Considerations--Taxation of the Company--Asset Tests" and "--Gross Income Tests"), and in turn would prevent the Company from qualifying as a REIT.

     Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as certain of the 69 Properties contributed at the time of the IPO (the "Initial Properties")) must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value and the adjusted tax basis of contributed property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the Initial Properties). Consequently, the Operating Partnership agreement (as well as the Financing

Partnerships agreements) requires such allocations to be made in a manner consistent with Section 704(c). As a result, certain limited partners of the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Partnerships of the contributed assets (including certain of the Initial Properties). These allocations will tend to eliminate the Book-Tax Difference over the life of the Partnerships. However, the special allocation rules of
Section 704(c) as applied by the Company do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Partnerships will cause the Company to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "Federal Income Tax Considerations--Taxation of the Company-- Annual Distribution Requirements."

     Sale of the Properties. The Company's share of any gain realized by the Operating Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Federal Income Tax Considerations--Taxation of the Company-- Gross Income Tests--The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Partnerships have held and intend to continue to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the Properties and other multifamily residential properties and to make such occasional sales of the Properties as are consistent with the Company's investment objectives. Based upon such investment objectives, the Company believes that in general the Properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

     General. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders, with respect to their Exchange Shares out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for shareholders that are corporations. For purposes of determining whether distributions on the Exchange Shares are out of current or accumulated earnings and profits, the earnings and profits of the Company will be allocated first to the Preferred Shares and second to the Common Shares. There can be no assurance, however, that the Company will have sufficient earnings and profits to cover distributions on the Preferred Shares. Dividends that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its Shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that the Company makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's Exchange Shares by the amount of such distribution (but not below zero), with distributions in excess of the shareholder's tax basis taxable as capital gains (if the Exchange Shares are held as a capital asset). In addition, any dividend declared by the Company in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

     In general, any loss upon a sale or exchange of Exchange Shares by a shareholder who has held such Exchange Shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from the Company received by such shareholder are required to be treated by such shareholder as long-term capital gains.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Most tax-exempt employees' pension trusts are not subject to Federal income tax except to the extent of their receipt of "unrelated business taxable income" as defined in Section 512(a) of the Code ("UBTI"). Distributions by the Company to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its Exchange Shares with "acquisition indebtedness" within the meaning of the Code and the Exchange Shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, for taxable years beginning on or after January 1, 1994, certain pension trusts that own more than 10% of a "pension-held REIT" must report a portion of the distribution that they receive from such a REIT as UBTI. The Company has not been and does not expect to be treated as a pension-held REIT for purposes of this rule.

TAXATION OF FOREIGN SHAREHOLDERS

     The following is a discussion of certain anticipated U.S. Federal income tax consequences of the ownership and disposition of Exchange Shares applicable to Non-U.S. Holders of such Exchange Shares. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, or (iii) an estate or trust whose income is includable in gross income for U.S. Federal income tax purposes regardless of its source. The discussion is based on current law and is for general information only.

DISTRIBUTIONS FROM THE COMPANY.

     1. Ordinary Dividends. The portion of dividends received by Non-U.S. Holders payable out of the Company's earnings and profits which are not attributable to capital gains of the Company or of the Operating Partnership and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of Exchange Shares. In cases where the dividend income from a Non-U.S. Holder's investment in Exchange Shares is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation).

     2. Non-Dividend Distributions. Distributions by the Company which are not dividends out of the earnings and profits of the Company will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of the Company's current and accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the Service if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

     3. Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), a distribution made by the Company to a Non-U.S. Holder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") such as the Properties beneficially owned by the Company ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, the Company will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder that is not entitled to treaty exemption.

     Dispositions of Exchange Shares. Unless Exchange Shares constitute a USRPI, a sale of Exchange Shares by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The Exchange Shares will not constitute a USRPI if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its Exchange Shares is held directly or indirectly by Non-U.S. Holders. The Company believes that it has been and anticipates that it will continue to be a domestically controlled REIT, and therefore that the sale of Exchange Shares will not be subject to taxation under FIRPTA. Because the Exchange Shares will be publicly traded, however, no assurance can be given the Company will continue to be a domestically controlled REIT. If the Company does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of Exchange Shares generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the Exchange Shares are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market and (ii) the selling Non-U.S. Holder held 5% or less of the Company's outstanding Common Shares and Preferred Shares at all times during a specified testing period.

     If gain on the sale of Exchange Shares were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of Exchange Shares could be required to withhold 10% of the purchase price and remit such amount to the Service. Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder's investment in Exchange Shares is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

OTHER TAX CONSIDERATIONS

     The Management Corps. A portion of the cash to be used by the Operating Partnership to fund distributions to its partners, including the Company, is expected to come from the Management Corps. through payments of dividends on the non-voting stock of the Management Corps. held by the Operating Partnership. The Management Corps. pay Federal and state income tax at the full applicable corporate rates. The Management Corps. will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that the Management Corps. are required to pay Federal, state or local taxes, the cash available for distribution by the Company to shareholders will be reduced accordingly.

     State and Local Taxes. The Company and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the shares of the Company.

                             PLAN OF DISTRIBUTION

     Any of the Selling Shareholders may from time to time, in one or more transactions, sell all or a portion of the Exchange Shares on the NYSE, in the over-the-counter market, on any other national securities exchange on which the Common Shares are listed or traded, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the Exchange Shares from time to time will be determined by the Selling Shareholders and, at the time of such determination, may be higher or lower than the market price of the Common Shares on the NYSE. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a Selling Shareholder or from purchasers of Exchange Shares for whom they may act as agents, and underwriters may sell Exchange Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Exchange Shares may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The Exchange Shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the Exchange Shares may be sold include (a) a block trade in which the broker-dealer so engaged will attempt to sell the Exchange Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(d) an exchange distribution in accordance with the rules of the NYSE; (e) privately-negotiated transactions; and (f) underwritten transactions. The Selling Shareholders and any underwriters, dealers or agents participating in the distribution of the Exchange Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Exchange Shares by the Selling Shareholder sand any commissions received by an such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

     When a Selling Shareholder elects to make a particular offer of Exchange Shares, a prospectus supplement, if required, will be distributed that will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such Selling Shareholder and any other required information.

     In order to comply with the securities laws of certain states, if applicable, the Exchange Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Exchange Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

     The Selling Shareholders have agreed to pay all reasonable costs and expenses incurred in connection with the registration under the Securities Act of the Exchange Shares, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of counsel and accountants for the Company but excluding compensation of employees of the Company or expenses incurred in connection with documents incorporated herein by reference. The Selling Shareholders also will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the Selling Shareholders and stock transfer and other taxes attributable to the sale of the Exchange Shares. The Company also has agreed to indemnify each of the Selling Shareholders and their respective partners, officers and directors and each person who controls (within the meaning of the Securities Act) such Selling Shareholder against certain losses, claims, damages and expenses arising under the securities laws in connection with this offering. Each of the Selling Shareholders has agreed to indemnify the Company, its officers, trustees and shareholders and each person who controls (within the meaning of the Securities
Act) the Company against other losses, claims, damages and expenses arising under the securities laws in connection with this offering with respect to written information furnished to the Company by such Selling Shareholder; provided, however, that the indemnification obligation is several, not joint, as to each Selling Shareholder and is limited to the net amount of proceeds from the sale of each Selling Shareholder's Exchange Shares.

     There is no assurance that the Selling Shareholders will sell any or all of the Exchange Shares.

                                    EXPERTS

     The Consolidated and Combined Financial Statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1995 have been so incorporated in reliance on the reports of Grant Thornton LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The Combined Statement of Revenue and Certain Expenses of the 1996 Acquired Properties and Probable Properties for the year ended December 31, 1995, as set forth in the Company's Current Report on Form 8-K, as amended by Form 8-K/A, dated May 23, 1996, has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated in this Prospectus by reference. Such combined financial statement is incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the Exchange Shares offered hereby will be passed upon for the Company by Rosenberg & Liebentritt, P.C., Chicago, Illinois. Rosenberg & Liebentritt, P.C. will rely on Hogan & Hartson L.L.P., Washington, D.C., as to certain matters of Maryland law. Certain tax matters will be passed upon by Hogan & Hartson L.L.P.

     Sheli Z. Rosenberg, the Chairman of the Board of Rosenberg & Liebentritt, P.C., is a trustee of the Company. The Company incurred legal fees to Rosenberg & Liebentritt, P.C. of approximately $1.031 million in 1995 and, through May 31, 1996, approximately $250,000 in 1996. Attorneys of Rosenberg & Liebentritt, P.C. beneficially own less than 1% of the outstanding Common Shares, either directly or upon the exercise of options.

=============================================    ===============================
 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL
 HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION
 OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED
 OR INCORPORATED BY REFERENCE IN THIS
 PROSPECTUS IN CONNECTION WITH THE OFFERING
 COVERED BY THIS PROSPECTUS.  IF GIVEN OR
 MADE, SUCH INFORMATION OR REPRESENTATIONS
 MUST NOT BE RELIED UPON AS HAVING BEEN
 AUTHORIZED BY THE COMPANY.  THIS PROSPECTUS
 DOES NOT CONSTITUTE AN OFFER TO SELL, OR A
 SOLICITATION OF AN OFFER TO BUY, THE                    608,665 SHARES
 EXCHANGE SHARES, IN ANY JURISDICTION WHERE,
 OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL              EQUITY RESIDENTIAL
 TO MAKE ANY SUCH OFFER OR SOLICITATION.
 THE DELIVERY OF THIS PROSPECTUS OR ANY                 PROPERTIES TRUST
 OFFER OR SALE MADE HEREUNDER SHALL NOT,
 UNDER ANY CIRCUMSTANCES, CREATE AN
 IMPLICATION THAT THERE HAS NOT BEEN ANY
 CHANGE IN THE FACTS SET FORTH IN THIS                   COMMON SHARES
 PROSPECTUS OR IN THE AFFAIRS OF THE                           OF
 COMPANY SINCE THE DATE HEREOF.                        BENEFICIAL INTEREST


            __________________






             TABLE OF CONTENTS

               PROSPECTUS
                                       Page
                                       ----

Available Information................     2                 PROSPECTUS
Incorporation of Certain Documents
  by Reference.......................     2
The Company..........................     3
Use of Proceeds......................     4
Risk Factors.........................     4
Description of Shares of Beneficial
  Interest...........................     9
Description of OP Units..............    11
Shares Available for Future Sale.....    16
Registration Rights..................    16
Selling Shareholders.................    17
Exchange of OP Units.................    18
Federal Income Tax Considerations....    23              AUGUST  , 1996
Plan of Distribution.................    30
Experts..............................    31
Legal Matters........................    31
=============================================    ===============================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth those expenses for distribution to be incurred in connection with the issuance and distribution of the securities being registered.

   Registration Fee........................................  $ 6,900
   Printing and Duplicating Expenses.......................    2,500
   Legal Fees and Expenses.................................   25,000
   Accounting Fees and Expenses............................    3,000
   Blue Sky Fees and Expenses..............................    5,000
   Miscellaneous...........................................    2,600
                                                             -------
      Total................................................  $45,000
                                                             =======

ITEM 15.  INDEMNIFICATION OF TRUSTEES AND OFFICERS

     Under Maryland law, a real estate investment trust formed in Maryland is permitted to eliminate, by provision in its Declaration of Trust, the liability of trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts or omissions established by a final judgment as involving active and deliberate dishonesty and being material to the matter giving rise to the proceeding. The Company's Declaration of Trust includes such a provision eliminating such liability to the maximum extent permitted by Maryland law.

     The Maryland REIT law, effective October 1, 1994, permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. In accordance with the MGCL, the Company's bylaws require it to indemnify (a) any present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Company's express request who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, (b) any present or former trustee or officer or any individual who, while a trustee or officer served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Company's express request against any claim or liability to which he may become subject by reason of service in such capacity unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (c) any present or former shareholder against any claim or liability to which he may become subject by reason of such status. In addition, the Company's bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Company's express request made a party to a proceeding by reason of such status, provided that, in the case of a trustee or officer, the Company shall have received (1) a written affirmation by such person of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the bylaws and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the applicable standard of conduct was not met. The Company's bylaws also (x) permit the Company to provide indemnification and payment or reimbursement of expenses to a present or former trustee, officer or shareholder who served a predecessor of the Company or to any employee or agent of the Company or a predecessor of the Company, (y) provide that any indemnification and payment or reimbursement of the expenses permitted by the bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under
Section 2-418 of the MGCL for directors of Maryland corporations and (z) permit the Company to provide to the trustees and officers such other and further indemnification or payment or reimbursement of expenses to the fullest extent permitted by Section 2-418 of the MGCL for directors of Maryland corporations.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

     The partnership agreements of the Operating Partnership and the Management Partnerships also provide for indemnification of the Company and its officers and trustees to the same extent that indemnification is provided to officers and trustees of the Company in its Declaration of Trust, and limit the liability of the Company and its officers and trustees to the Operating Partnership and the Management Partnerships and their respective partners to the same extent that the liability of the officers and trustees of the Company to the Company and its shareholders is limited under the Company's Declaration of Trust.

ITEM 16.  EXHIBITS
    4.1  *         -  Amended and Restated Declaration of Trust, as amended
    4.2  **        -  Amended and Restated Bylaws
    4.3  ***       -  Form of Fourth Amended and Restated ERP Operating Limited Partnership Agreement of Limited Partnership
    5    ***       -  Opinion of Rosenberg & Liebentritt, P.C.
    8    ***       -  Opinion of Hogan & Hartson L.L.P. regarding certain tax matters.
   23.1            -  Consent of Grant Thornton LLP
   23.2            -  Consent of Ernst & Young LLP
   23.3            -  Consent of Rosenberg & Liebentritt, P.C. (included in Exhibit 5)
   23.4            -  Consent of Hogan & Hartson L.L.P. (included in Exhibit 8)
   24    ***       -  Power of Attorney (filed as part of the signature page to the Registration Statement)
         -------------

         * Included as an exhibit to the Company's Form 10-Q for the three months ended June 30, 1995, and incorporated herein by reference.
         ** Included as an exhibit to the Company's Form S-11 Registration Statement, File No. 33-63158, and incorporated herein by reference.
         ***  Filed previously.

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of Exchange Shares (if the total dollar value of Exchange Shares would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Exchange Shares offered herein, and the offering of such Exchange Shares at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the Exchange Shares being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Exchange Shares offered herein, and the offering of such Exchange Shares at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a trustee, officer or controlling person of the registrant against liabilities arising under the Securities Act of 1933, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 26, 1996.

                           EQUITY RESIDENTIAL PROPERTIES TRUST

                           By:  /s/ DOUGLAS CROCKER II
                                ----------------------------------------------
                                Douglas Crocker II, President, Chief Executive Officer and Trustee



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name                         Title                               Date
- ----                         -----                               ----

 *                           Chairman of the Board of Trustees   August 26, 1996
- ---------------------------
Samuel Zell

 *                           President, Chief Executive          August 26, 1996
- ---------------------------  Officer and Trustee
Douglas Crocker II

 *                           Executive Vice President and        August 26, 1996
- ---------------------------  Chief Financial Officer
David J. Neithercut

 *                           Senior Vice President, Chief        August 26, 1996
- ---------------------------  Accounting Officer and Treasurer
Michael J. McHugh

 *                           Trustee                             August 26, 1996
- ---------------------------
Gerald A. Spector

                             Trustee                             August 26, 1996
- ---------------------------
Sheli Z. Rosenberg

 *                           Trustee                             August 26, 1996
- ---------------------------
James D. Harper, Jr.

 *                           Trustee                             August 26, 1996
- ---------------------------
Errol R. Halperin

 *                           Trustee                             August 26, 1996
- ---------------------------
John Alexander

 *                           Trustee                             August 26, 1996
- ---------------------------
Barry S. Sternlicht

 *                           Trustee                             August 26, 1996
- ---------------------------
B. Joseph White

 *                           Trustee                             August 26, 1996
- ---------------------------
Henry H. Goldberg


* /s/ DOUGLAS CROCKER II
 ---------------------------------------------
 By:  Douglas Crocker II, as attorney-in-fact

                                 EXHIBIT INDEX
                                 -------------

                                                            Sequentially
Exhibit                      Exhibit                          Numbered
Number                     Description                          Page
- ------                     -----------                        --------
4.1   *        Amended and Restated Declaration of Trust,
                as amended
4.2   **       Amended and Restated Bylaws
4.3   ***      Form of Fourth Amended and Restated ERP
                Operating Limited Partnership Agreement
                of Limited Partnership
5     ***      Opinion of Rosenberg & Liebentritt, P.C.
8     ***      Opinion of Hogan & Hartson L.L.P.
                regarding certain tax matters
23.1           Consent of Grant Thornton LLP
23.2           Consent of Ernst & Young LLP
23.3           Consent of Rosenberg & Liebentritt,
                P.C. (included in Exhibit 5)
23.4           Consent of Hogan & Hartson L.L.P.
                (included in Exhibit 8)
24    ***       Power of Attorney (filed as part of the
                signature page to the Registration
                Statement)

____________
* Included as an exhibit to the Company's Form 10-Q for the three months ended June 30, 1995, and incorporated herein by reference.
** Included as an exhibit to the Company's Form S-11 Registration Statement, File No. 33-63158, and incorporated herein by reference.
***   Filed previously.